Exhibit 4.1

Execution Version

CREDIT AGREEMENT

Dated as of June 21, 2012

among

OFFSHORE GROUP INVESTMENT LIMITED

and

VANTAGE DRILLING COMPANY,

as Borrowers,

VANTAGE DRILLING COMPANY

AND CERTAIN SUBSIDIARIES THEREOF PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

ROYAL BANK OF CANADA,

as Collateral Agent

i

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Assignment of Earnings – Owner
Exhibit B-2	—	Form of Assignment of Earnings by Internal Charterers
Exhibit C-1	—	Form of Assignment of Insurance – Owner
Exhibit C-2	—	Form of Assignment of Insurance by Internal Charterers
Exhibit D	—	Form of Joinder Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	Form of Notice of Continuation/Conversion
Exhibit H	—	Form of Intercreditor Agreement
Exhibit I-1	—	Form of Subsidiary Borrower Security Agreement
Exhibit I-2	—	Form of Parent Security Agreement
Exhibit J-1	—	Form of Ship Mortgage – Panama
Exhibit J-2	—	Form of Ship Mortgage and Deed of Covenants - Bahamas

ANNEXES AND SCHEDULES:

Annex I	—	Commitments
Schedule 1.01(a)	—	Closing Date Guarantors
Schedule 1.01(b)	—	Existing Debt
Schedule 4.10	—	Subsidiaries
Schedule 6.08	—	Affiliate Transactions
Schedule 6.15	—	Bank Accounts
Schedule 10.02	—	Addresses for Notice

v

CREDIT AGREEMENT

This Credit Agreement (as amended or modified and in effect from time to time, this “Agreement”) dated as of June 21, 2012 is among Offshore Group Investment Limited, a Cayman Islands exempted company (“Subsidiary Borrower”), Vantage Drilling Company, a Cayman Islands exempted company (“Parent”; together with Subsidiary Borrower, the “Borrowers”), the Guarantors (as defined below), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Royal Bank of Canada (“Royal Bank”), as Collateral Agent for the Lenders.

The Borrowers, the Guarantors, the Lenders and the Collateral Agent agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. Any capitalized terms used in this Agreement that are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings:

“ABR” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the US Prime Rate of interest in effect on such date, (b) the sum of the Eurodollar Rate for a one-month Interest Period on such day plus 1.0% per annum and (c) the sum of the Federal Funds Effective Rate in effect on such day plus 0.5% per annum. Any change in ABR due to a change in the US Prime Rate, the Federal Funds Effective Rate, or the Eurodollar Rate shall take place immediately without notice or demand of any kind.

“ABR Advance” means an Advance that bears interest at a rate determined by reference to ABR.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is superior to all other Liens other than Permitted Prior Liens and other Permitted Liens having priority under Legal Requirements and Liens securing the Senior Notes, which shall be subject to the Intercreditor Agreement; (c) secures the Obligations; (d) is perfected; and (e) is enforceable against the Loan Party that created such security interest.

“Account Control Agreement” means, with respect to any deposit account of any Loan Party that is held with a bank that is not the Collateral Agent, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent between the Collateral Agent (or the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) and such other bank or banks governing any such deposit accounts of such Loan Party pursuant to which the security interest of the Collateral Agent in such deposit account shall be perfected.

“Acquired Debt” means, with respect to any specified Person:

(a) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary) or expressly assumed in connection with the acquisition of assets from any such Person, whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Debt being incurred in connection with the acquisition of assets; and

(b) Debt secured by a Lien encumbering any asset acquired by such specified Person.

(c) Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the later of the date such Debt is incurred or the date of the related acquisition of assets from such Person.

“Additional Senior Notes” means the Borrowers’ $775,000,000 11.500% senior secured notes due 2015 issued under the Fourth Supplemental Indenture.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Collateral Agent.

“Advance” means any extension of credit (including any issuance of a Letter of Credit) by a Lender to a Borrower pursuant to this Agreement.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrowers and the Collateral Agent from time to time and (b) with respect to the Collateral Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties pursuant to Section 10.02.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC 133” has the meaning specified in Section 6.17.

“Asset Disposition” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights (except under an Internal Charter or Drilling Contract);

(b) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Subsidiary Borrower’s Subsidiaries other than statutory or directors qualifying shares; and

(c) an Involuntary Transfer.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Collateral Agent in accordance with Section 10.06, in substantially the form of Exhibit A or any other form approved by the Collateral Agent.

“Assignments” means, collectively, each Insurance Assignment and each Earnings Assignment.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2011, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Borrowing Date” means the date on which any Advance is made hereunder.

“Bridge Loan Lender” means Standard Chartered Bank, Offshore Banking Unit (or Standard Chartered Bank (Hong Kong) Limited as administrative agent on its behalf).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which should be capitalized in accordance with GAAP.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(g) investments by Foreign Subsidiaries in (i) bank accounts and cash management facilities maintained at one of the three largest banks in the country in which such Foreign Subsidiary maintains its registered or local office and (ii) such investments as are comparable to the cash equivalents described in clauses (a) through (f) above that are customary investments for entities in such jurisdictions and that are consistent with the goal of preservation of capital and prudent under the circumstances.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent, the Subsidiary Borrower and the Restricted Subsidiaries taken as a whole (other than assets of Excluded Parent Subsidiaries) or the Subsidiary Borrower and the Restricted Subsidiaries taken as a whole, in either case, to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(b) any “person” (as that term is used in Section 13(d) of the Exchange Act) acquires, directly or indirectly, in one or a series of transactions Beneficial Ownership of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Subsidiary Borrower) or the Subsidiary Borrower and maintains such Beneficial Ownership of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Subsidiary Borrower) or the Subsidiary Borrower, measured by voting power rather than number of shares, for more than 15 consecutive Business Days;

(c) the adoption of a plan relating to the liquidation or dissolution of Parent or the Subsidiary Borrower;

(d) the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Subsidiary Borrower), measured by voting power rather than number of shares;

(e) Parent or the Subsidiary Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent or the Subsidiary Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or the Subsidiary Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent or the Subsidiary Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(f) the first day on which Parent ceases to own at least 90% of the outstanding Equity Interests of the Subsidiary Borrower;

(g) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; or

(h) any “Change of Control” (or any comparable term) in any Indenture Document (as defined in the Indenture).

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document and shall include the Vessels.

“Collateral Agent” means Royal Bank in its capacities as (a) agent for the Lenders under the Loan Documents and (b) collateral agent and/or mortgagee for the Secured Parties and any successor in such capacity appointed pursuant to Section 9.06.

“Commitment” means, as to each Lender, its obligation to (a) make Advances to the Borrowers pursuant to Section 2.01, and (b) purchase participations in L/C Obligations pursuant to Section 2.13(b), in an aggregate principal amount set forth opposite such Lender’s name on Annex I hereto or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto, or as increased or decreased in an Assignment and Acceptance, in each case as applicable. The aggregate Commitments of the Lenders as of the Closing Date are $25,000,000.

“Commitment Letter” means the letter dated April 11, 2012 between the Borrowers and the Collateral Agent.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Advances hereunder and the obligations of the Issuing Bank to issue Letters of Credit hereunder have been terminated pursuant to Section 7.02 or 7.03).

“Compliance Certificate” means a Compliance Certificate signed by a Responsible Officer of the Parent in substantially the form of the attached Exhibit E.

“Condensed Reported Financials” means the condensed, consolidating financial information of (a) the Parent, (b) the Subsidiary Borrower, (c) the subsidiary guarantors under the Indenture, (d) the non-guarantor subsidiaries under the Indenture and (e) consolidating and elimination entries representing adjustments to eliminate (i) investments in subsidiaries and (ii) intercompany transactions, which, for the avoidance of doubt, shall be reported in substantially the same form of as presented in the Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011 submitted to the SEC on March 15, 2012.

“Consolidated Debt” means, as of any date of determination for any Person, an amount equal to the sum of all Debt of such Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated EBITDA” means, for any Person for any period, without duplication, the sum of the following for such Person and its Subsidiaries on a consolidated basis, each calculated for such period: (a) Consolidated Net Income of such Person for such period of determination plus (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense of such Person plus (c) charges against income for foreign, federal, state, and local taxes, depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) plus (d) extraordinary or non-recurring losses for such period minus (e) extraordinary or non-recurring gains for such period plus (f) to the extent deducted in determining Consolidated Net Income, any net loss realized by such Person in connection with an asset sale minus (f) the income of any other Person (other than wholly-owned Subsidiaries of such Person) in which such Person or a wholly owned Subsidiary of such Person has an ownership interest, all as determined on a consolidated basis in accordance with GAAP; provided that, (i) the amounts described in clause (c) above shall be added back to Consolidated Net Income only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrowers by such Loan Party without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Loan Party or its stockholders and (ii) if the Borrowers or any Restricted Subsidiary shall acquire or dispose of any business, asset or Vessel held by any wholly owned Person, during the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available or approve and expect to consummate within 30 days of the date of determination any such acquisition or disposition, then Consolidated EBITDA shall be calculated, in a manner reasonably satisfactory to the Collateral Agent, after giving pro forma effect to such acquisition (including the revenues of the properties acquired) or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period plus (b) all capitalized interest of such Person and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, minus (c) one-time fees and expenses paid or accrued in connection with debt financings.

“Consolidated Interest Expense” means, for any Person for any period, (a) the interest expense of such Person and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, minus (b) the interest income of such Person and its Subsidiaries for such period and the amortization of any deferred financing costs incurred in connection with this Agreement to the extent otherwise included in the calculations thereof.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrowers and the Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrowers and the Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Continuing Director” means, as of any date of determination, an individual who (a) is a member of the full Board of Directors of the Parent and (b) either (i) was a member of the Board of Directors of the Parent on the Closing Date or (ii) whose nomination for election or election to the Board of Directors of the Parent was approved by vote of at least a majority of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.

“Contract Unwind Trigger” means the termination of the underlying Drilling Contract and the collection of all revenue and accounts receivable owing under such Drilling Contract to the applicable Restricted Subsidiary.

“Contract Winning Trigger” means the entering into a Drilling Contract by any direct or indirect Subsidiary of Parent or the Subsidiary Borrower that is not already a Guarantor, under which the drilling services are to be performed by a Vessel, or any vessel of the Subsidiary Borrower or any Restricted Subsidiary.

“Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) due more than six months after such property is acquired or such services are completed;

(c) Capital Leases;

(d) all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e) net obligations of such Person under any Swap Contract;

(f) indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (a) which has defaulted in its obligation to fund Advances hereunder within one Business Day of the date required to be funded by it hereunder, (b) which has failed to fund any portion of its participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (c) which has otherwise failed to pay over to the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (d) which has notified any Borrower, the Collateral Agent or any Lender, in writing, or has made a public statement to the effect, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (e) which has failed, within three (3) Business Days after request by the Collateral Agent or any Borrower to provide a certification in writing in form and substance satisfactory to the requesting Person from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such certification in form and substance satisfactory to the Collateral Agent and each Borrower or (f) which becomes, or has a parent that has become insolvent or the subject of a proceeding under any Debtor Relief Law; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the Obligations or the Senior Notes mature. Notwithstanding the preceding sentence, the following will not constitute Disqualified Stock: (a) any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require Parent or the Subsidiary Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale if the terms of such Equity Interests provide that Parent or the Subsidiary Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.06 hereof; and (b) Equity Interests that are convertible or exchangeable into other Equity Interests. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent or the Subsidiary Borrower and the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Parent that is organized under the Laws of the United States, a State thereof or the District of Columbia.

“Dragonquest Acquisition” means (a) the purchase from Valencia Drilling of all of the rights and obligations under the Dragonquest Construction Contract pursuant to the Dragonquest Purchase Agreement and the purchase of related equipment specified in such Dragonquest Purchase Agreement, and including, pursuant to the terms of the Dragonquest Purchase Agreement, the repayment to the Bridge Loan Lender of amounts owed to such Bridge Loan Lender by Valencia Drilling in connection with Valencia Drilling’s financing of a portion of the construction costs and expenses of the Titanium Explorer and (b) the entry into and performance of the ancillary documents entered into in connection with the Dragonquest Purchase Agreement.

“Dragonquest Construction Contract” means that certain Construction Contract between Daewoo Shipbuilding & Marine Engineering Co., Ltd. and Valencia Drilling dated December 27, 2007, respecting the construction of the Titanium Explorer.

“Dragonquest Drilling Contract” means that certain Drilling Contract dated February 4, 2009 between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company.

“Dragonquest Purchase Agreement” means that certain Purchase Agreement dated March 20, 2010 among Valencia Drilling and the Borrowers.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for use of any Vessel (except Internal Charters).

“Drillship” means each of the Bahamian flag vessels the Platinum Explorer and the Titanium Explorer and any other drillship hereafter acquired by any Loan Party.

“Earnings Assignment” means collectively the first priority assignments of earnings in favor of the Collateral Agent given by any Loan Party and each applicable Internal Charterer respecting all earnings derived from the Vessels and their respective operations, substantially in the form attached hereto as Exhibits B-1 or B-2, as the same may be amended, supplemented or modified from time to time.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Collateral Agent, and, so long as no Event of Default exists, the Parent, in either case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, any natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity” means, for any Person at any time, the total shareholders’ equity of such Person and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations (but excludes any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Advance” means an Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, (a) the rate of interest per annum determined by the Collateral Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Collateral Agent) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (b) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Collateral Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Collateral Agent and with a term and amount comparable to such interest period and principal amount of such Eurodollar Advance as would be offered by the Collateral Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Parent Subsidiaries” means the current and future Subsidiaries of Parent that are not Guarantors. As of the Closing Date, the Excluded Parent Subsidiaries will consist of Vantage Luxembourg I SARL, Vantage Energy Services Inc., Vantage International Management Company Pte. Ltd., Vantage International Payroll Company, Vantage Driller V Co., Vantage Driller VI Co., Vantage Holdings Malaysia II Co., Vantage Drilling Malaysia II Sdn. Bhd., Vantage Deepwater Holdings Company, Vantage Holdings Caymans, Platinum Explorer Company, Titanium Explorer Company, Cobalt Explorer Company, PT Vantage Drilling Company Indonesia, Vantage Luxembourg II SARL and Advantage ODC Limited.

“Excluded Subsidiary” means, unless it becomes a Guarantor pursuant to Section 5.12, Mandarin Drilling Corporation, a Marshall Islands company; provided that such entity shall be liquidated, dissolved or otherwise disposed of within 90 days after the Closing Date.

“Excluded Taxes” means, with respect to the Collateral Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) as a result of a present or former connection between it and the jurisdiction (or any political subdivision thereof) imposing such tax (other than any such connection arising solely from it having executed, delivered, become a party to, performed its obligations, received a payment under, received or perfected a security interest under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in (a) or any other jurisdiction in which such Loan Party is located, (c) in the case of a Lender, any withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.10(a), or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 2.10(e) or 2.10(g) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Debt” means Debt of Parent in existence on the Closing Date and described on Schedule 1.01(b), until such amounts are repaid.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“F3 Capital” means F3 Capital, a Cayman Islands exempted company also referred to as “F3 Fund”.

“F3 Capital Note” means the convertible promissory note between Parent and F3 Capital in the original face amount of $60,000,000, as the same may be amended, supplemented or modified from time to time.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Collateral Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fixed Charge Coverage Ratio” means, for any Person and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA of such Person for such period less any amounts used for Maintenance Capital Expenditures to (b) Consolidated Fixed Charges of such Person for such period; provided, however, that the Fixed

Charge Coverage Ratio shall be calculated giving pro forma effect to any transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time; provided, further, however, that (i) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the last day of any fiscal quarter, shall be excluded and (ii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the last day of any fiscal quarter, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the referent Person or any of the Guarantors following the last day of such fiscal quarter.

“Foreign Deposit Accounts” means, accounts that are maintained outside of the United States.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Loan Party is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Supplemental Indenture” means that certain Fourth Supplemental Indenture dated April 2, 2012 between the Borrowers and the Noteholder Collateral Agent, as trustee and noteholder collateral agent.

“Free Cash Balances” means, for any Person as at any time, for such Person and its Subsidiaries on a consolidating basis, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of such Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantors” the Parent, the Subsidiary Borrower, each Restricted Subsidiary of the Subsidiary Borrower and certain other Subsidiaries of Parent that become a party to this Agreement pursuant to Section 5.12, in each case, together with their respective successors and assigns until the Guarantee of such Person has been released in accordance with the provisions of this Agreement. As of the Closing Date, the Guarantors shall be those Persons listed on Schedule 1.01(a).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and chlorofluorocarbons and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hungarian Sub” means, Vantage Holding Hungary Kft., a Hungarian limited liability company.

“Immaterial Subsidiary” means any Subsidiary of the Subsidiary Borrower or any of the Restricted Subsidiaries, in each case designated by the Subsidiary Borrower, the book value of the assets of which is not greater than $25,000 at any time; provided, that the aggregate book value of the assets of all Immaterial Subsidiaries may not exceed $100,000 at any time.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indenture” means the Indenture dated as of July 30, 2010, between the Borrowers and the Noteholder Collateral Agent, as trustee and noteholder collateral agent, as supplemented from time to time.

“Insurance Assignment” means collectively the first priority assignments of insurance in favor of the Collateral Agent given by any Loan Party and the applicable Internal Charterer, if any, respecting all insurance covering the Vessels or their respective operations, substantially in the form attached hereto as Exhibits C-1 and C-2, as the same may be amended, restated, supplemented or modified from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement in substantially the form of Exhibit H, among the Collateral Agent, the Noteholder Collateral Agent and the Loan Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Period” means, for each Eurodollar Advance, the period commencing on the date of such Eurodollar Advance or the date of the conversion of any existing ABR Advance into such Eurodollar Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected or deemed selected by such Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as such Borrower may select; provided, however, that:

(a) Interest Periods commencing on the same date for Advances by each Lender shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) other than as set forth herein, no Borrower may select any Interest Period for any Advance which ends after the Maturity Date.

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Guarantor that is a Vessel owner and any Internal Charterer.

“Internal Charter Unwind Trigger” means the termination of the underlying Internal Charter and the collection of all revenue and accounts receivable owing under such Internal Charter to the applicable Subsidiary.

“Internal Charterer” means any Subsidiary of the Borrowers that is not the owner of the relevant Vessel and that is a party to any Drilling Contract or any bareboat charter or other such charter in respect of a Vessel.

“Investment” of any Person means any loan, advance (other than commission, travel and similar advances to officers and employees, drawing accounts and similar expenditures or prepayments or deposits made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP).

“Involuntary Transfer” means, with respect to any property or asset of the Subsidiary Borrower or any Restricted Subsidiary, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition of title, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“IP Rights” has the meaning set forth in Section 4.18.

“Issuing Bank” means Royal Bank in its capacity as an issuer of Letters of Credit.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit D.

“LC Cash Collateral Account” means a special interest bearing cash collateral account pledged by the applicable Borrower to the Collateral Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 7.02 or 7.03 to be maintained at the Collateral Agent’s office and bear interest or be invested in the Collateral Agent’s reasonable discretion in accordance with Section 2.13(f).

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” has the meaning specified in the introductory paragraph hereto.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit outstanding at such time; provided, that with respect to any outstanding Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit after giving effect to all such reductions that have theretofore occurred and are in effect at the relevant time of determination, and (b) the aggregate unpaid amount of all Letter of Credit Obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit.

“Leverage Ratio” means, for any Person as of the end of any fiscal quarter, the ratio of (a) Consolidated Debt for such Person and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter to (b) Consolidated EBITDA for such Person and its Subsidiaries on a consolidated basis for the then most-recently ended four fiscal quarters.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Letter of Credit Documents, the Security Documents, the Commitment Letter and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means any Borrower and any Guarantor.

“Maintenance Capital Expenditures” means, without duplication, the sum of all Capital Expenditures used for the normal maintenance of any existing fixed or capital asset.

“Majority Lenders” means, as of any date of determination, (a) before all of the Commitments terminate, Lenders holding more than 50% of the then aggregate Commitments and (b) thereafter, Lenders holding more than 50% of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure at such time; provided that, at any time when one or more Lenders is a Defaulting Lender, the Commitment or principal amount of Advances and participations in Letters of Credit held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Malaysian Sub” means, Vantage Drilling (Malaysia) I Sdn. Bhd., a company organized under the laws of Malaysia.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Collateral Agent or any Lender upon any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against any Loan Party of any of the Loan Documents to which it is a party.

“Maturity Date” means the earlier of (a) June 21, 2015 and (b) the earlier acceleration of all Obligations pursuant to Article VII.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc, or any successor that is a national credit rating organization.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Recourse Debt” means Debt:

(a) as to which neither the Subsidiary Borrower nor any of the Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt of the Subsidiary Borrower or any of the Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Subsidiary Borrower or any of the Restricted Subsidiaries.

“Note” has the meaning specified in Section 2.02(g)(iv).

“Noteholder Collateral Agent” means the collateral agent for the benefit of the holders of the Senior Notes under the Indenture, together with its successors in such capacity.

“Notice of Borrowing” means a notice of borrowing in substantially the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Continuation/Conversion” means a notice of continuation or conversion in substantially the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit or any Swap Contract to which a Swap Counterparty is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any Operating Leases).

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease or an Off-Balance Sheet Liability) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Guarantor” means a Guarantor that is a direct or indirect Subsidiary of Parent but not a direct or indirect Subsidiary of the Subsidiary Borrower and whose sole purpose is to be (a) a party to a Drilling Contract or an Internal Charter or (b) the parent company of an Internal Charterer, in each case, to the extent (i) such Subsidiary is not permitted to become a direct or indirect Subsidiary of the Subsidiary Borrower due to restrictions imposed by the terms of the applicable Drilling Contract, (ii) causing such Subsidiary to become a direct or indirect Subsidiary of the Subsidiary Borrower would result in adverse tax treatment or a violation of applicable Legal Requirements or (iii) the sole business and activity of such Subsidiary is to act as a bidding entity for Drilling Contracts. No Other Guarantor shall engage in any other business or activities or incur or guarantee any Debt (other than guarantees of the Obligations and the Senior Notes), and any earnings of such Other Guarantor attributable to any Drilling Contract or Internal Charter in respect of a Vessel shall be subject to the Earnings Assignment. As of the

Closing Date, the Other Guarantors are Vantage Driller I Co., Vantage Driller II Co., Vantage Driller IV Co., and Dragonquest Holdings Co., each a Cayman Islands exempted company with limited liability, Vantage Holding Hungary Kft, a Hungarian limited liability company, and Vantage Drilling Netherlands BV, a private company with limited liability under the laws of the Netherlands.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means Vantage Drilling Company, a Cayman Islands exempted company.

“Payment Dates” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means (a) with respect to the Subsidiary Borrower and the Restricted Subsidiaries, a business in which the Company and the Restricted Subsidiaries were engaged on the Closing Date, as described in the Offering Memorandum, and any business reasonably related or complimentary thereto; and (b) with respect to Parent, the ownership of the Equity Interests in the Subsidiary Borrower and Parent’s other Subsidiaries and the business in which Parent is engaged on the Closing Date and any business reasonably related or complimentary thereto.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Permitted Operating Expense and Tax Reimbursements” means, without duplication as to amounts, actual amounts paid by Parent for the benefit of the Subsidiary Borrower and the Restricted Subsidiaries in respect of bona fide goods, taxes, services and other operating expenses incurred from and after the Closing Date and relating to the Permitted Business of the Subsidiary Borrower and the Restricted Subsidiaries; provided that any amounts so paid to Parent are on terms no less favorable than those available in arm’s length transactions with unaffiliated third parties; provided further, that in no event shall any amounts that may be classified as Permitted Parent Payments be treated as Permitted Operating Expense and Tax Reimbursements.

“Permitted Parent Payments” means, without duplication as to amounts, payments to Parent by the Subsidiary Borrower or any Restricted Subsidiary to permit Parent to pay reasonable and bona fide franchise taxes and accounting, legal and administrative expenses of the Subsidiary Borrower and the Guarantors when due, in an aggregate amount not to exceed $17,675,000 per annum, which amount shall increase by 1.0% per annum on January 1 of each year, beginning on January 1, 2013.

“Permitted Prior Liens” means, at any time with respect to a Vessel:

(a) Liens for crews’ wages (including the wages of the master of the Vessel) that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Vessel, the master of the Vessel or a charterer or lessee of such Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining and repairing the Vessel (other than those referred to in (i) and (ii) above), that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss; provided that, except in respect of maritime Liens for necessaries provided in the United States to any Vessel registered under a foreign flag, any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Ship Mortgage in respect of such Vessel;

(d) Liens for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(f) Liens for charters or subcharters or leases or subleases permitted under this Agreement; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Ship Mortgage in respect of such Vessel, except with respect to any such Lien in existence on the date hereof; and

(g) Liens of any Ship Mortgage in favor of the Collateral Agent.

“Permitted Refinancing Debt “ means any Debt of Parent, the Subsidiary Borrower or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Debt of Parent, the Subsidiary Borrower or any of the Restricted Subsidiaries (other than intercompany Debt); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Senior Notes and the Obligations, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes and the Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Debt being renewed, refunded, refinanced, replaced, defeased or discharged;

(d) in the case of Debt of the Subsidiary Borrower or any Restricted Subsidiary, such Debt is incurred either by the Subsidiary Borrower or by the Restricted Subsidiary or both the Subsidiary Borrower and the Restricted Subsidiary (along with the Parent in any case if the Parent was liable on such Debt), who is the obligor on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and

(e) in the case of Debt of Parent, such Debt is incurred either by Parent or by an Excluded Parent Subsidiary or both Parent and an Excluded Parent Subsidiary who is the obligor on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and provided that such Debt may not be incurred by the Subsidiary Borrower or any of the Restricted Subsidiaries other than Subsidiary Borrowers or Restricted Subsidiaries that were obligors on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any Pension Plan or Multiemployer Plan.

“Pro Rata Share” means, with respect to each Lender at any time, (a) before all of the Commitments terminate, the ratio (expressed as a percentage) of such Lender’s Commitment to the aggregate Commitments at such time and (b) thereafter, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Lenders at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Projections” means the Parent’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions by the Parent believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer, Assistant Treasurer, Finance Director or Tax Director of a Person.

“Restricted Payment” means, with respect to any Person: (a) the declaration or making by such Person or any of its Subsidiaries of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in such Person or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in such Person or any Subsidiary thereof; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any subordinated Debt, or the issuance of a notice of an intention to do any of the foregoing; and (d) any payment by such Person or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Restricted Subsidiary” means any Subsidiary of the Subsidiary Borrower that is not (a) an Unrestricted Subsidiary or (b) an Excluded Subsidiary, so long as it continues to be an Excluded Subsidiary.

“Royal Bank” has the meaning specified in the introductory paragraph hereto.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Secured Parties” means the Collateral Agent, the Lenders and the Swap Counterparties.

“Security Agreement” means collectively (a) the Pledge and Security Agreement in substantially the form of Exhibit I-1 among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties and (b) the Pledge and Security Agreement in substantially the form of Exhibit I-2 between the Parent and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means, collectively, each Assignment, each Ship Mortgage, the Security Agreement, the Intercreditor Agreement and each other document, instrument or agreement executed by a Loan Party in connection therewith or otherwise executed by a Loan Party in order to secure all or a portion of the Obligations.

“Senior Notes” means the Borrowers’ $2,000,000,000 11.500% senior secured notes due 2015 issued under the Indenture.

“Ship Mortgage” means, collectively, the statutory mortgages and collateral deeds of covenant and the first naval mortgages over the Vessels, each duly registered in the Bahamian or Panamanian ship registry, respectively, in favor of the Collateral Agent, as the same may be amended, supplemented or modified from time to time, in substantially the form of Exhibits J-1 and J-2 hereto.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the Board of Directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) which entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with any Loan Party and is otherwise reasonably acceptable to the Collateral Agent.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Titanium Explorer” means the Bahamas flag vessel (formerly known as the Dragonquest).

“Transaction Documents” means (a) the Indenture, including the Fifth Supplemental Indenture, (b) the Dragonquest Purchase Agreement, (c) the Dragonquest Construction Contract, and (d) each other material document executed on or before the Closing Date with respect to the Dragonquest Acquisition.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary of the Subsidiary Borrower that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(a) has no Debt other than Non-Recourse Debt;

(b) except as permitted by Section 6.08, is not party to any agreement, contract, arrangement or understanding with Parent, the Subsidiary Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent, the Subsidiary Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Subsidiary Borrower;

(c) is a Person with respect to which none of Parent, the Subsidiary Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Subsidiary Borrower or any of the Restricted Subsidiaries; and

(e) is not the owner or Internal Charterer of a Vessel.

“Unused Commitments” means the difference between (a) the aggregate Commitments and (b) the sum of the Advances and the Letter of Credit Exposure.

“US Prime Rate” means the rate of interest per annum determined by Royal Bank from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank is charging any corporate customer.

“Valencia Drilling” means Valencia Drilling Corporation, a corporation organized and existing under the laws of the Republic of the Marshall Islands.

“Vessels” means (i) the Panamanian flag vessels the Topaz Driller, the Emerald Driller, the Sapphire Driller and the Aquamarine Driller, (ii) the Bahamian flag vessels the Platinum Explorer and the Titanium Explorer and (iii) any other vessel hereafter acquired by any Restricted Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Equity Interests or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Equity Interests has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Debt.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) For purposes of this Agreement, unless otherwise specified herein, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Majority Lenders shall so request, the Collateral Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Collateral Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means changes in accounting principles required by GAAP and implemented by the Parent. Notwithstanding anything in this Agreement to the contrary, any change in GAAP that would require operating leases to be treated similarly to Capital Leases shall not be given effect in the definition of Debt or any related definitions or in the computation of any financial ratio or requirement hereunder.

(c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

THE CREDIT FACILITY

Section 2.01 Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to any Borrower from time-to-time on any Business Day during the Commitment Period in a maximum principal amount up to but not to exceed at any time outstanding its Commitment; provided however that the aggregate outstanding principal amount of the sum of (i) all Advances plus, without duplication, (ii) the Letter of Credit Exposure shall not exceed at any time $25,000,000. Each Advance shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof. Within the limits of each Lender’s Commitment, the Borrowers may from time-to-time borrow, prepay pursuant to Section 2.06 and reborrow under this Section 2.01.

Section 2.02 Method of Borrowing.

(a) Notice. Each Advance shall be made pursuant to a Notice of Borrowing, given not later than 12:00 p.m. Noon (New York time) (i) on the third Business Day before the requested Borrowing Date of any Advance of, conversion to or continuation of Eurodollar Advances or of any conversion of Eurodollar Advances to ABR Advances, and (ii) on the Business Day before the requested date of any ABR Advances, in each case to the Collateral Agent’s Applicable Lending Office. The Collateral Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the aggregate principal amount of such Advance, (C) with respect to any Eurodollar Advances, the requested Interest Period to apply thereto and (D) the applicable Borrower. The Collateral Agent shall promptly notify each Lender of the applicable interest rate under Section 2.05(a)(i) or (ii). Each Lender shall make available its Pro Rata Share of such Advance before 2:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Collateral Agent at its Applicable Lending Office. After the Collateral Agent’s receipt of such funds and upon fulfillment of the conditions precedent set forth in Article III, the Collateral Agent will promptly make such funds available to the applicable Borrower not later than 3:00 p.m. (New York time) at such account as such Borrower shall specify in writing to the Collateral Agent.

(b) Continuations; Conversions. In order to elect to Continue or convert an Advance under this Section, the applicable Borrower shall deliver an irrevocable Notice of Continuation/Conversion to the Collateral Agent at its Applicable Lending Office no later than 12:00 p.m. Noon (New York time) (i) at least three Business Days in advance of the requested date of any conversion to or continuation of Eurodollar Advances or of any conversion of Eurodollar Advances to ABR Advances, and (ii) at least one Business Day in advance of the requested date of any ABR Advance. Each such Notice of Continuation/Conversion shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Continuation or conversion date (which shall be a Business Day), (B) the amount of the Advances to be Continued or converted, and (C) with respect to any Eurodollar Advances, the requested Interest Period to apply thereto. Promptly after receipt of a Notice of Continuation/Conversion under this paragraph, the Collateral Agent shall provide each Lender with a copy thereof and notify each Lender of the interest rate under Sections 2.05(a)(i) or (ii).

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;

(ii) if the Collateral Agent is unable to determine the Eurodollar Rate for any requested Advance and the Collateral Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of any Borrower to select Eurodollar Advances for any subsequent Advance and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Collateral Agent shall notify, and the Collateral Agent agrees to promptly so notify, the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance shall be an ABR Advance;

(iii) if the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Advance, notify the Collateral Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Collateral Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, (A) the right of any Borrower to select Eurodollar Advances and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Majority Lenders shall notify, and the Majority Lenders agree to promptly so notify, the Collateral Agent, who will in turn promptly notify Borrowers and the other Lenders, that the circumstances causing such suspension no longer exist, and (B) each Advance shall, on the last day of the then existing Interest Period, either (1) convert into an ABR Advance or (2) continue as one or more Eurodollar Advances of Interest Periods not affected by such notice of the Majority Lenders, as selected by the Borrowers;

(iv) if any Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Continuation/Conversion, the Collateral Agent will forthwith so notify such Borrower and the Lenders and such Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(v) if an Event of Default has occurred and is continuing and the Collateral Agent, at the request of the Majority Lenders, so notifies the Borrowers in writing, then, so long as an Event of Default is continuing, no Advance may be converted or Continued as a Eurodollar Advance.

(d) Notices Irrevocable. Each Notice of Borrowing and each Notice of Continuation/Conversion delivered by a Borrower shall be irrevocable and binding on such Borrower. In the case of any Notice of Continuation/Conversion specifying Eurodollar Advances, each Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Continuation/Conversion for such Advance the conditions precedent set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

(e) Collateral Agent Reliance. Unless the Collateral Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Collateral Agent such Lender’s Pro Rata Share of the Advance, the Collateral Agent may assume that such Lender has made its Pro Rata Share of such Advance available to the Collateral Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Collateral Agent may, in reliance upon such assumption, make available to the applicable Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Advance available to the Collateral Agent, such Lender and the applicable Borrower severally agree to immediately repay to the Collateral Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Collateral Agent, at (i) in the case of a Borrower, the interest rate applicable on such day to Eurodollar Advances and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation. Subject to Section 2.16, if such Lender shall repay to the Collateral Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Advance for purposes of this Agreement even though not made on the same day as the other Advances. If such Lender’s Advance as part of such Advance is not made available by such Lender within three Business Days of the Borrowing Date, the applicable Borrower shall repay such Lender’s share of such Advance (together with interest thereon at the interest rate applicable during such period to Eurodollar Advances) to the Collateral Agent not later than three Business Days after receipt of written notice from the Collateral Agent specifying such Lender’s Pro Rata Share of such Advance that was not made available to the Collateral Agent.

(f) Lender Obligations Several. The failure of any Lender to make an Advance shall not relieve any other Lender of its obligation, if any, to make its Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date.

(g) Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrowers to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Collateral Agent shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (C) the amount of any sum received by the Collateral Agent hereunder from each Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Collateral Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that the Advances owing to such Lender be evidenced by a promissory note (a “Note”). In such event, the applicable Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns and in form and substance reasonably acceptable to the Collateral Agent and such Borrower. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03 Fees.

(a) Commitment Fees. The Borrowers jointly and severally agree to pay to the Collateral Agent for the pro rata benefit of each Lender a commitment fee (a “Commitment Fee”) equal to the product of 0.50% per annum and the average daily amount of the Unused Commitments during the Commitment Period. The Commitment Fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date occurring after the Closing Date and continuing thereafter through and including the Maturity Date. Notwithstanding the foregoing, no Commitment Fee shall accrue on any Defaulting Lender’s Pro Rata Share of the Unused Commitment and no Defaulting Lender shall be paid a Commitment Fee hereunder while it is a Defaulting Lender.

(b) Agency and Arrangement Fees. The Borrowers jointly and severally agree to pay to the Collateral Agent for its own account the fees as separately agreed upon in the Commitment Letter.

(c) Letter of Credit Fees.

(i) The Borrowers jointly and severally agree to pay to the Collateral Agent for the pro rata benefit of each Lender a letter of credit fee at a per annum rate equal to 4.50%. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date. Notwithstanding the foregoing, no letter of credit fee shall accrue on any Defaulting Lender’s Pro Rata Share of the such Letters of Credit and no Defaulting Lender shall be paid a letter of credit fee hereunder while it is a Defaulting Lender.

(ii) In the event that either (A) Royal Bank (or any of its Affiliates) is not a Lender hereunder or (B) Royal Bank (or any of its Affiliates) is not the sole Lender hereunder, the Borrowers jointly and severally agree to pay to the Collateral Agent for the benefit of the Issuing Bank, a fronting fee for each Letter of Credit issued or outstanding after such occurrence for its account equal to the greater of (y) $500.00 and (z) 0.325% per annum of the amount available for drawing of such Letter of Credit. Each such fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date.

(iii) In addition, the Borrowers jointly and severally agree to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance, amendment, renewal or extension of a Letter of Credit or processing of drawings thereunder, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Collateral Agent for distribution, if and as appropriate, among the applicable Persons; provided that, any letter of credit fees otherwise payable under this Section 2.03 for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Bank pursuant to Section 2.13 shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16, with the balance of such fee, if any, payable to the applicable Borrower if such Borrower has entered into the arrangements described in Section 2.13, and otherwise to the Issuing Bank for its own account. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04 Repayment. The outstanding principal amount of the Advances and all other unpaid Obligations shall be payable by the Borrowers on the Maturity Date.

Section 2.05 Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Advances.

(i) ABR Advances. If such Advance is an ABR Advance, a rate per annum equal to ABR plus 3.50%, payable in arrears on each Payment Date and on the date such ABR Advance shall be paid in full.

(ii) Eurodollar Advances. If such Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus 4.50%, payable on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period three months from the first day of such Interest Period.

(b) Additional Interest on Eurodollar Advances. Each Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance made to such Borrower by such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrowers through the Collateral Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as any Borrower may reasonably request).

(c) Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving effect to all items charged which constitute “interest” under applicable Legal Requirements, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then each Borrower shall, to the extent permitted by applicable

Legal Requirements, pay the Collateral Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall promptly be paid to the applicable Borrower and such Lenders shall provide the applicable Borrower a reasonably detailed written explanation of the nature and amount of such excess.

(d) Default Interest. Upon the occurrence and the during the continuance of an Event of Default pursuant to Sections 7.01(a) or 7.01(e) or, if so elected by the Majority Lenders, upon the occurrence and the during the continuance of any other Event of Default, the Borrowers shall pay interest, to the extent permitted by law, on the outstanding Advances to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Advance pursuant to Section 2.05 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to a Eurodollar Advance plus 2.00%.

Section 2.06 Prepayments.

(a) Optional Prepayments. Any Borrower may from time to time elect to prepay, in whole or in part, any of the Advances owing by it to the Lenders, after giving prior written notice of such election to the Collateral Agent by 12:00 a.m. (New York time) (i) at least three Business Days prior to any date of prepayment of Eurodollar Advances and (ii) at least one Business Day prior to any date of prepayment of ABR Advances, in each case, stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Collateral Agent shall give prompt notice thereof to each Lender and such Borrower shall prepay such Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.07; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples in excess thereof (or such lesser amount as may then be outstanding).

(b) Mandatory Prepayments.

(i) If at any time the sum of the outstanding Advances and, without duplication. the Letter of Credit Exposure exceeds the aggregate Commitments, the Borrowers shall immediately prepay the principal amount outstanding of the Advances (and after all Advances are repaid in full, if there remains an excess, cash collateralize the Letter of Credit Obligations in accordance with Section 2.13) in an amount at least equal to such excess.

(ii) Each prepayment pursuant to this Section 2.06(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date.

(c) Illegality. If any Lender shall notify the Collateral Agent and the Borrowers that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the Borrowers shall, no later than 10:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date, (ii) each Lender shall, at the applicable Borrower’s election, simultaneously make an ABR Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrowers to select Eurodollar Advances shall be suspended until such Lender shall notify the Collateral Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) Ratable Payments; Effect of Notice. Unless otherwise set forth herein, each payment of any Advance pursuant to this Section 2.06 or any other provision of this Agreement shall be made in a manner such that all Advances are paid in whole or ratably in part. All notices given pursuant to this Section 2.06 shall be irrevocable and binding upon the applicable Borrower; provided, that a notice of prepayment delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, and the receipt of proceeds thereunder, in which case such notice may be revoked by such Borrower (by notice to the Collateral Agent on or prior to the specified effective date) if such conditions are not satisfied.

Section 2.07 Funding Losses. If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.06 or the acceleration of the maturity of the Advances pursuant to Article VII or (b) if any Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, such Borrower shall pay to Collateral Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses (other than loss of anticipated profits), out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (other than loss of anticipated profits), cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including reasonably detailed calculations thereof, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.

Section 2.08 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Bank;

(ii) subject the Collateral Agent, any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Person in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonably detailed calculations thereof, and delivered to the applicable Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by any Borrower, a Lender or the Issuing Bank, as the case may be, shall also provide a certificate that such Lender or Issuing Bank is generally requesting such compensation from its other similarly situated borrowers.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.09 Payments and Computations.

(a) Payment Procedures. Each Borrower shall make each payment under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Collateral Agent at the Collateral Agent’s Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. Subject to Section 2.16, the Collateral Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Collateral Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.07, 2.08 or 2.10, but after taking into account payments effected pursuant to Section 10.04) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest and of fees shall be made by the Collateral Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable, unless such computation would exceed the Maximum Rate, in which case interest shall be calculated for actual days elapsed on the basis of a year of 365 days (or (when appropriate 366). Each determination by the Collateral Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Collateral Agent Reliance. Unless the Collateral Agent shall have received written notice from any Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full, the Collateral Agent may assume that such Borrower has made such payment in full to the Collateral Agent on such date and the Collateral Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Collateral Agent, each Lender shall repay to the Collateral Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Collateral Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation.

Section 2.10 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable Legal Requirements. If any Loan Party or the Collateral Agent shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Collateral Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Collateral Agent shall make such deductions and (iii) such Loan Party or the Collateral Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall jointly and severally timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Collateral Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Collateral Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank (with a copy to the Collateral Agent), or by the Collateral Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything contained in this Section 2.10(c), neither the Collateral Agent, any Lender, nor the Issuing Bank shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes hereunder unless the Collateral Agent, such Lender or the Issuing Bank, as applicable, makes written demand on the Borrowers no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Collateral Agent, such Lender or the Issuing Bank, as applicable, for such Indemnified Taxes or Other Taxes, and (ii) the date on which the Collateral Agent, such Lender or the Issuing Bank has made payment of such Indemnified Taxes or Other Taxes (except that, if such Indemnified Taxes or Other Taxes are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Collateral Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Collateral Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by a Borrower or the Collateral Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by such Borrower or the Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Collateral Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by a Borrower or the Collateral Agent as will enable such Borrower or the Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America:

(i) any Lender that is not a Foreign Lender shall deliver to such Borrower and the Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or upon the reasonable request of such Borrower or the Collateral Agent), duly completed and executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax; or

(ii) any Foreign Lender shall deliver to such Borrower and the Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or upon the reasonable request of such Borrower or the Collateral Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed and executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed and executed originals of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrowers to determine the withholding or deduction required to be made.

Each Lender further agrees that it shall (i) promptly notify the Borrowers and the Collateral Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, and (ii) in the event any previous form delivered by such Lender pursuant to this Section 2.10(e) expires or becomes obsolete or inaccurate, update any such form or certification or promptly deliver any such other properly completed and executed form, certification or documentation as may be required in order to confirm or establish the entitlement of such Lender to an exemption from or a reduction in withholding taxes with respect to payments hereunder or under any other Loan Document if such Lender continues to be so entitled or promptly notify the Collateral Agent and the Borrowers in writing of its inability to do so.

(f) Treatment of Certain Refunds. If the Collateral Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Collateral Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the written request of the Collateral Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Collateral Agent, such Lender or the Issuing Bank in the event the Collateral Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Collateral Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) FATCA.

(i) If a payment made to a Lender or the Issuing Bank under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or the Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or the Issuing Bank shall deliver to the Borrowers and the Collateral Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Collateral Agent, such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Collateral Agent as may be necessary for the Borrowers or the Collateral Agent to comply with their obligations under FATCA, to determine that such Lender or the Issuing Bank has complied with such Lender’s or the Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(ii) Each Lender and the Issuing Bank agree that if any documentation, form or certification previously delivered by it pursuant to the preceding subsection expires or becomes obsolete or inaccurate in any respect, it shall update such documentation, form or certification or promptly notify the Collateral Agent and the Borrowers in writing of its legal inability to do so.

Section 2.11 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Collateral Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in Section 2.13 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.12 Applicable Lending Offices. Each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office; provided, however, that other than as set forth in Section 2.15(a), such Lender shall not be entitled (a) to recover any costs and expenses incurred by such Lender in connection with such designation and (b) to receive any greater payment under Section 2.08 or 2.10 than the Lender would have been entitled to receive given its selection of its Applicable Lending Office on the Closing Date absent a Change in Law. Each Lender may, by written notice to the Collateral Agent designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

Section 2.13 Letters of Credit.

(a) Issuance. From time-to-time from the Closing Date until five Business Days before the Maturity Date, at the written request of any Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of a Borrower or for the account of any Loan Party (in which case a Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit) on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed an amount equal to $25,000,000 minus, without duplication, the sum of the aggregate outstanding principal amount of all Advances;

(ii) if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral to be held in the LC Cash Collateral Account, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iii) unless such Letter of Credit has an expiration date not later than the later of (A) five Business Days prior to the Maturity Date and (B) two years after the Maturity Date; provided that, with respect to clause (B), the Borrowers (y) at least five Business Days prior to the Maturity Date, deposit cash collateral in an amount equal to 100% the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with Section 2.13 and (z) pay to the Collateral Agent to be shared proportionately by the Lenders (other than any Defaulting Lenders) a fee equal to 0.35% per annum on the amount available for drawing under such Letter of Credit, which fee shall be due quarterly in arrears on the last Business Day of each March, June, September and December commencing on the Maturity Date and continuing thereafter until the stated expiration of such Letter of Credit (for the avoidance of doubt this fee shall be in addition to any other fees required to be paid hereunder);

(iv) unless such Letter of Credit is in form and substance reasonably acceptable to the Issuing Bank in its sole discretion;

(v) unless there are no regulatory limits on doing business with the beneficiary of such Letter of Credit;

(vi) unless the applicable Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(vii) unless such Letter of Credit is governed by any of (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or (B) the International Standby Practices ISP98, International Chamber of Commerce Commission Publication No. 590, or any successor to such publications.

If the terms of any Letter of Credit Document conflicts with the terms of this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the applicable Borrower delivered to the Issuing Bank (with a copy to the Collateral Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Collateral Agent not later than 5:00 p.m. (New York City time) on the third Business Day (or such earlier date and time as the Collateral Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. Additionally, the Borrower shall furnish to the Issuing Bank and the Collateral Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the Issuing Bank or the Collateral Agent may reasonably require.

(b) Participations. Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Collateral Agent, for the account of the

Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by the Issuing Bank under a Letter of Credit and not reimbursed by the applicable Loan Party (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.13(c). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Collateral Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment or disbursement. The Collateral Agent shall promptly give each Lender notice thereof.

(c) Reimbursement. Each Borrower hereby agrees to pay on demand to the Issuing Bank (with its own funds and not with the proceeds of Advances under this Agreement) in respect of each Letter of Credit issued for its account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a draw presented under a Letter of Credit, if the Issuing Bank shall give notice to the applicable Borrower prior to 12:00 p.m. (New York time) on the date of such payment, then such Borrower shall reimburse the Issuing Bank through the Collateral Agent in an amount equal to the amount of such drawing (and if the Issuing Bank shall give notice to such Borrower at or after such time, such Borrower shall reimburse the Issuing Bank on the following Business Day). If such payment is not reimbursed by the applicable Borrower as set forth above, the Issuing Bank shall give notice of such failure to pay to the Collateral Agent and the Lenders, and each Lender shall promptly reimburse the Issuing Bank for such Lender’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Eurodollar Rate Advance with an Interest Period of one month’s duration to the applicable Borrower from such Lender. If such reimbursement is not made by any Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation. Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Collateral Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by such Borrower as a Eurodollar Rate Advance.

(d) Obligations Unconditional. The obligations of each Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including, other than as set forth in Section 2.13(a), any Letter of Credit Application) under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right which any Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Collateral Agent, the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse each payment or disbursement made by the Issuing Bank under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank; provided, however, that such reimbursement will not constitute a waiver or release of any claim of the Borrowers hereunder arising from the Issuing Bank’s gross negligence or willful misconduct.

(e) Liability of Issuing Bank. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence), except that a Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, a Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Legal Requirements), damages suffered by such Borrower which such Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented under such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented under such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(f) LC Cash Collateral Account.

(i) If the Borrowers are permitted or required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.06(b)(i), 2.13(a)(ii), 2.13(a)(iii), 7.02(b) or 7.03(b), then the Borrowers and the Collateral Agent shall establish the LC Cash Collateral Account and the Borrowers shall execute any documents and agreements, including an assignment of deposit accounts in form and substance reasonably satisfactory to the Collateral Agent and the applicable Borrower, that the Collateral Agent reasonably requests in connection therewith to establish the LC Cash Collateral Account and grant the Collateral Agent an Acceptable Security Interest in such account and the funds therein. Each Borrower hereby pledges to the Collateral Agent and grants the Collateral Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Collateral Agent at the written request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the LC Cash Collateral Account above the Letter of Credit Exposure (A) during the existence of an Event of Default, the Collateral Agent may (1) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (2) apply such surplus funds to any Obligations in accordance with Section 7.06 and (B) other than during the existence of an Event of Default, the Collateral Agent shall promptly return such surplus funds to the applicable Borrower.

(iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Collateral Agent or in another investment if mutually agreed in writing upon by the Borrowers and the Collateral Agent, but the Collateral Agent shall have no other obligation to make any other investment of the funds therein. The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.14 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the Advances and Letters of Credit to be provided by the Lenders and the Collateral Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them with respect to the Obligations.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several payment obligations of all the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due, then in each such event the other Borrower will make such payment with respect to such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, and, to the extent permitted by applicable Legal Requirements, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) The provisions of this Section 2.14 are made for the benefit of the Lenders and the Collateral Agent and their successors and permitted assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Collateral Agent first to marshall any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders or the Collateral Agent upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender is a Defaulting Lender, or any Lender requests compensation under Section 2.08, or requires any Borrower to pay any additional amount to any Lender or any other Person for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender is a Defaulting Lender, or if any Lender requests compensation under Section 2.08, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender fails to consent to any amendment or waiver request pursuant to Section 10.1, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Collateral Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrowers shall have paid to the Collateral Agent the assignment fee specified in Section 10.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.07) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, either (A) the circumstances entitling the Borrowers to require such assignment and delegation cease to apply or (B) such Lender is deemed not to be a Defaulting Lender pursuant to Section 2.16(b). Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15(b) and to the extent permitted under Legal Requirements, each Lender hereby designates and appoints Collateral Agent as its true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender, and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Legal Requirements:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise), shall be applied at such time or times as may be determined by Collateral Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder; third, if so determined by Collateral Agent or requested by the Issuing Bank to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Collateral Agent; fifth, if so determined by Collateral Agent and the Borrowers, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or Letter of Credit Obligations were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.13 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Any funds deposited into a deposit account pursuant to this Section 2.16(a)(ii) shall be invested in accordance with Section 2.13(f)(iii).

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.03 for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.13, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the maximum aggregate amount of the obligation to make Advances and participate in Letters of Credit of that Defaulting Lender; provided, that (i) each such reallocation shall be given effect only if, (A) at the date the applicable Lender becomes a Defaulting Lender, no Default exists or (B) if a Default then exists, on a subsequent day that no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the maximum aggregate amount of the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Advances of that Lender.

(b) Defaulting Lender Cure. If Borrowers, Collateral Agent and the Issuing Bank agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Collateral Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as Collateral Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.16), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the conditions precedent that:

(a) Documentation. The Collateral Agent (or the Noteholder Collateral Agent (pursuant to the Intercreditor Agreement)) shall have received the following, each dated as of the Closing Date unless otherwise indicated below, duly executed (as appropriate) by all the parties thereto, each in form and substance reasonably satisfactory to the Collateral Agent:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Commitment;

(iii) the Security Agreement, together with UCC-1 financing statements, stock certificates, stock powers executed in blank, and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein and requested by the Collateral Agent;

(iv) copies of all Uniform Commercial Code, judgment and tax lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not Permitted Liens have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent);

(v) the Intercreditor Agreement;

(vi) each Assignment;

(vii) with respect to each Vessel, copies of each of the following:

(A) (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Vessel by the relevant Loan Party and (ii) valid and current ISM/ISPS Code documentation required with respect to such Vessel pursuant to applicable Legal Requirements and (iii) the results of maritime registry searches with respect to such Vessel, indicating no record liens other than other than Permitted Liens;

(B) evidence that such Vessel has received the highest classification from the classification society issuing such class for such vessels and the conditions and recommendations of such classification society with respect to such Vessel shall be satisfactory to the Collateral Agent in its reasonable discretion;

(C) a Ship Mortgage duly authorized, executed and delivered by the applicable Loan Party granting a Lien to the Collateral Agent in such Vessel to secure the Obligations, together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Vessel and requested by the Collateral Agent, duly provisionally filed with the Panamanian or Bahamian authorities, as applicable, and otherwise in appropriate form for recording in the appropriate vessel registry;

(D) duly executed Internal Charters, if any, respecting the Vessels and a certificate of the Subsidiary Borrower describing all existing Internal Charters respecting the Vessels, and stating that the copies delivered are true, correct and complete;

(E) duly executed Drilling Contracts respecting the Vessels and a certificate of the Subsidiary Borrower that such are the only Drilling Contracts currently in effect and that the copies delivered are true, correct and complete;

(F) all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent; and

(G) such other documents, certificates and opinions as the Collateral Agent shall have reasonably requested;

(viii) a certificate dated as of the Closing Date from a Responsible Officer of the Parent stating that (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 to be performed or complied with by the Loan Parties on or before the date hereof have been performed or complied with as of the date hereof;

(ix) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other functional equivalent of the jurisdiction of its organization, if available;

(x) a certificate of the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or other functional equivalent of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other functional equivalent of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate furnished pursuant to the immediately preceding clause (ix) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;

(xi) a certificate of another officer dated as of the Closing Date as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (x) above;

(xii) certificates from the appropriate Governmental Authority certifying as of a recent date as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Collateral Agent, to the extent such certificates are available in such jurisdictions;

(xiii) a favorable opinion dated as of the Closing Date of Fulbright & Jaworski L.L.P., New York counsel to the Loan Parties;

(xiv) a favorable opinion dated as of the Closing Date of Maples and Calder, Cayman Islands counsel to the Loan Parties;

(xv) a favorable opinion dated as of the Closing Date of Morgan & Morgan, Panamanian counsel to the Loan Parties;

(xvi) a favorable opinion dated as of the Closing Date of Réti, Antall & Partners Law Firm, Hungarian counsel to the Loan Parties;

(xvii) a favorable opinion dated as of the Closing Date of Huessen, Netherlands counsel to the Loan Parties;

(xviii) a favorable opinion dated as of the Closing Date of Lenox Paton, Bahamian counsel to the Loan Parties;

(xix) a favorable opinion dated as of the Closing Date of Azmi & Associates, Malaysian counsel to the Loan Parties;

(xx) a favorable opinion dated as of the Closing Date of PricewaterhouseCoopers Legal Poland, Polish counsel to the Loan Parties;

(xxi) a favorable opinion dated as of the Closing Date of Nobel Trust Ltd, Cyprus counsel to the Loan Parties;

(xxii) a certificate from the chief financial officer of the Parent dated as of the Closing Date addressed to the Collateral Agent regarding the matters set forth in Section 4.19;

(xxiii) a certificate from the chief financial officer of the Parent addressed to the Collateral Agent which shall reaffirm that as of the Closing Date the Projections prepared by the Parent and previously provided to the Collateral Agent are true and correct in all material respects based upon the assumptions stated therein and the information reasonably available to such officer at the time such Projections were made and shall describe any changes therein and state that such changes shall not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(xxiv) copies of each of the Transaction Documents certified as of the Closing Date by a Responsible Officer (A) as being true and correct copies of such documents as of the Closing Date, (B) as being in full force and effect and (C) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Majority Lenders;

(xxv) acknowledgment from C T Corporation System as of the Closing Date with respect to its irrevocable appointment by each Loan Party pursuant to Section 10.14(b);

(xxvi) all documentation and other information which the Collateral Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(xxvii) such other documents, governmental certificates and agreements as the Collateral Agent may reasonably request.

(b) Payment of Fees. On the Closing Date, the Borrowers shall have paid the fees required to be paid to the Collateral Agent and the Lenders on the Closing Date, including, without limitation, the fees set forth in the Commitment Letter and all other costs and expenses which have been invoiced no later than one Business Day prior to the Closing Date and are payable pursuant to Section 10.04.

(c) Due Diligence. The Collateral Agent shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Parent and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(d) Financial Statements. The Collateral Agent and the Lenders shall have received true and correct copies of (i) the Audited Financial Statements, (ii) the Condensed Reported Financials as of December 31, 2011 and December 31, 2010 for the three years ended December 31, 2011, December 31, 2010 and December 31, 2009 and (iii) the Projections for the three year period commencing as of a recent date and such other financial information as the Collateral Agent may reasonably request.

(e) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened in writing or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or (ii) which, in any case, in the reasonable judgment of the Collateral Agent, could reasonably be expected to have a Material Adverse Effect.

(f) Authorizations and Approvals. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(g) No Default. No Default shall have occurred and be continuing.

(h) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct on and as of the Closing Date.

(i) No Material Adverse Effect. Since December 31, 2011, no event or events that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred.

Section 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make an Advance on the occasion of each Advance (including any initial Advance ) or Continue a Eurodollar Advance for an Interest Period of longer than one month’s duration, and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true:

(a) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Advance or Continuation, or the issuance, extension or increase of such Letter of Credit before and after giving effect to the Advances or Continuation, or the issuance, extension or increase of such Letter of Credit and to the application of the proceeds from such Advance or such Continuation, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects); and

(b) no Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit.

Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Collateral Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Advance s hereunder specifying its objection thereto and such Lender shall not have made available to the Collateral Agent such Lender’s ratable portion of such Advance s.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each Loan Party, as to itself, represents and warrants to the Secured Parties as follows:

Section 4.01 Existence. Each of the Loan Parties is duly formed, validly existing, and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of the jurisdiction of its formation and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Power and Authority. Each of the Loan Parties has the requisite corporate (or equivalent) power and authority to own its assets and carry on its business and execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or result in the creation of any Lien under (A) the provisions of any indenture or other material instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or (b) the consummation of the transactions contemplated hereby or thereby other than (i) the recordings and filings to be made concurrently herewith or promptly following the Closing Date as required by the Security Documents and (ii) those required in connection with the Indenture.

Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a) The Parent has delivered to the Collateral Agent copies of the Audited Financial Statements, and the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. As of the Closing Date, the Parent has delivered to the Collateral Agent copies of the Condensed Reported Financials, and the Condensed Reported Financials reflect all adjustments which are, in management’s opinion, necessary for a fair presentation of (i) the financial postion of the subject Persons as of December 31, 2011 and December 31, 2010 and (ii) the results of operations for the three years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively. The most recent consolidated and consolidating financial statements of the Parent delivered to the Collateral Agent pursuant to Sections 5.06(a), (b) and (c) are accurate and complete in all material respects and present fairly in all material respects the respective consolidated financial condition of Parent as of their respective dates and for their respective periods.

(b) As of the Closing Date, the unaudited consolidated balance sheets of Parent and its Subsidiaries dated March 31, 2012, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. As of the Closing Date, neither Parent nor any of its Subsidiaries have any material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Debt, not disclosed in the Audited Financial Statements or the unaudited consolidated balance sheets of Parent and its Subsidiaries dated March 31, 2012 other than the Additional Senior Notes.

(c) The Projections delivered by the Parent to the Collateral Agent prior to the Closing Date have been prepared in good faith and are based on assumptions deemed by Parent to be reasonable at the time made, and there are no statements or conclusions in such projections which are based upon or include information known to the Parent on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Closing Date regarding the matters reported therein. On the Closing Date, the Parent believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(d) Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06 True and Complete Disclosure. Each of the Loan Parties has disclosed to the Collateral Agent all matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Collateral Agent or any Lender (whether delivered before or after the Closing Date) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

Section 4.07 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Restricted Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the extensions of credit contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.08 Compliance with Laws. Each of the Borrowers and the Restricted Subsidiaries have complied in all material respects with, and each Vessel is and will be operated in material compliance with, all Legal Requirements (including any Environmental Law) applicable to the conduct of their respective businesses or the ownership of their respective Property. The Borrowers and the Restricted Subsidiaries are in compliance in all material respects with the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.

Section 4.09 No Default. None of the Borrowers or any of the Restricted Subsidiaries is in default, or will be in default with notice or lapse of time or both, in any manner under or has received any notice of default with respect to any provision of any indenture or other material agreement or instrument evidencing Debt, including, the Indenture, any Drillship Drilling Contract (other than with respect to any default under a Drillship Drilling Contract that would not result in a termination right thereunder) or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10 Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of formation, the outstanding Equity Interests therein, and the owner thereof. The Equity Interests indicated to be owned by the Person on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens other than Permitted Liens.

Section 4.11 Condition of Properties. Each of the Borrowers and the Restricted Subsidiaries has good and indefeasible title in all its Property, necessary or used in the ordinary conduct of its business (including all Vessels), except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to use such properties and assets for their intended purposes and as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The property of the Borrowers and the Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 4.12 Environmental Condition.

(a) The Borrowers and the Restricted Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) are not in breach of any material terms and conditions of such Environmental Permits or any other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged violation of any Environmental Law or Environmental Permit which would affect the ability of such Borrower or such Restricted Subsidiary to operate any Vessel; and (iv) are not subject to any material actual or contingent Environmental Claim.

(b) There are no facts, circumstances, conditions or occurrences on any Vessel owned or operated by any Borrower or any Restricted Subsidiary that is reasonably likely (i) to form the basis of an Environmental Claim against the Loan Parties, any of the Restricted Subsidiaries or any Vessel owned by any Borrower or any Restricted Subsidiary, or (ii) to cause such Vessel to be subject to any restrictions on its ownership, registration, use or transferability under any Environmental Law, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) None of the Borrowers or any of the Restricted Subsidiaries has at any time (i) generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, any Vessel at any time owned or operated by any Borrower or any Restricted Subsidiary, except in material compliance with any applicable Environmental Law, or (ii) released Hazardous Materials on or from any such Vessel where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

Section 4.13 Insurance. Each of the Borrowers and the Restricted Subsidiaries carries the insurance required to be carried under Section 5.04 of this Agreement. The properties of the Borrowers and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

Section 4.14 Taxes. All material federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent and its Subsidiaries have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed (except where any obligation to so file is being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP), and all material taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except for such taxes and other impositions being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 4.15 ERISA Compliance.

(a) Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Parent or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16 Security Interests.

(a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, in each case subject to the terms of the Intercreditor Agreement, (i) when financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Permitted Prior Liens, Permitted Liens having priority under Legal Requirements and Liens with respect to the Senior Notes, which shall be subject to the Intercreditor Agreement, and (ii) when such Collateral (to the extent it constitutes a certificated security or an instrument under the applicable Uniform Commercial Code) is delivered to such Collateral Agent (or to the Noteholder Collateral Agent, as bailee for the Collateral Agent, pursuant to the Intercreditor Agreement), such Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person other than Permitted Prior Liens, Permitted Liens having priority under Legal Requirements and Liens with respect to the Senior Notes, which shall be subject to the Intercreditor Agreement.

(b) After the execution and delivery of each Ship Mortgage, each Ship Mortgage will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in all Collateral (as defined in such Mortgage) and, when appropriate filings or registrations are made in accordance with the laws of the Vessel’s flag, such Ship Mortgage shall constitute a preferred perfected mortgage Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Vessel, prior and superior in right to any other person, other than Permitted Liens, and will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Vessels not registered under the laws and flag of the United States, and in the case of Vessels registered under the laws and flag of the United States, constitutes a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.

Section 4.17 Labor Relations. There (a) is no unfair labor practice complaint pending against any Borrower or any Restricted Subsidiary or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any Restricted Subsidiary or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against any Borrower or any Restricted Subsidiary pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing and (c) no union representation petition existing with respect to the employees of any Borrower or any Restricted Subsidiary and no union organizing activities are taking place, in each case, the failure of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.18 Intellectual Property. Each of the Borrowers and the Restricted Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights

(collectively, the “IP Rights”) that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto, in each case, the failure of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any Restricted Subsidiary infringes upon any IP Rights held by any other Person, in each case, the failure of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.19 Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, (a) the fair value of the assets of each Loan Party (including rights of contribution) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.20 Government Regulations.

(a) None of the Borrowers or any Restricted Subsidiary is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) None of the Borrowers or any of the Restricted Subsidiaries, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Borrower or any Restricted Subsidiary, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary or of any subsidiary of a bank holding company of which any Lender is a subsidiary. Neither the Parent nor any subsidiary or Affiliate of the Parent is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/enforcement/ofac/sdn/sdnlist.txt, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

Section 4.21 Investment Company Act. None of the Borrowers or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.22 Excluded Subsidiary. As of the Closing Date, no Excluded Subsidiary is material to or owns property that is material or necessary to the conduct in the ordinary course of the business of the Loan Parties, taken as a whole. The liquidation, dissolution or disposition of the Excluded Subsidiary will not materially impair the conduct of such business on and after the Closing Date.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders shall otherwise consent in writing:

Section 5.01 Preservation of Existence, Etc. Except as permitted by Section 6.03, the Parent shall, and shall cause each of its Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, except to the extent that the Board of Directors of the Subsidiary Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Subsidiary Borrower and its Subsidiaries, taken as a whole, and that the loss thereof would not have a Material Adverse Effect, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.02 Compliance with Laws, Etc. Comply in all material respects with all Legal Requirements applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted, or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition in accordance with customary industry practices, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04 Maintenance of Insurance. Maintain insurance in amounts (and with co-insurance and deductibles) as reflects customary industry practice, against all risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, drilling, towage, repossession, loss of hire, war and terrorist risks, protection and indemnity insurance, liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) with insurance companies or associations and in forms, in each case, as set forth in the Security Documents, except to the extent that maintaining such insurance would be contrary to customary industry practice.

Section 5.05 Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all its obligations and liabilities in accordance with their terms, including

(a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property,

(b) all lawful claims which, if unpaid, might by law reasonably be expected to become a Lien upon its Property; and

(c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, in each case, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Restricted Subsidiary.

Section 5.06 Reporting Requirements. Deliver to the Collateral Agent (who shall promptly deliver to the Lenders), in form and detail satisfactory to the Collateral Agent and the Majority Lenders:

(a) Audited Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent, (i) consolidated balance sheets of the Parent and its Subsidiaries, as at the end of such fiscal year, and related statements of operations, shareholders equity and cash flows, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of UHY LLP or an independent registered public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) the consolidating balance sheets and consolidating statements of income or operations for the Parent and its Subsidiaries and the consolidated balance sheets and consolidated statements of income or operations for the Subsidiary Borrower and the Restricted Subsidiaries, in each case for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries and a consolidated balance sheet of the Subsidiary Borrower and the Restricted Subsidiaries, in each case, as at the end of such fiscal quarter, and the related consolidated and/or consolidating (as applicable) statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s or Subsidiary Borrower’s (as applicable) fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries and of the Subsidiary Borrower and the Restricted Subsidiaries (as applicable), in each case in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Condensed Reported Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent, the Condensed Reported Financials, as at the end of such fiscal year, setting forth in comparative form the figures for the previously reported periods.

(d) Compliance Certificates. Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(e) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or equivalent body or the audit committee of the Board of Directors) of the Parent by independent accountants in connection with the accounts or books of the Borrowers or any Restricted Subsidiary thereof, or any audit of any of them;

(f) Budgets and Projections. On or before 120 days after the commencement of each fiscal year of the Parent, (i) a budget in reasonable detail of the Borrowers and the Restricted Subsidiaries which includes income statements and balance sheets and cash flow statements of the Borrowers and the Restricted Subsidiaries and a consolidated cash flow statement for each of the four fiscal quarters of such fiscal year, (ii) a breakdown of projected revenues, operating expenses, utilizations and capital expenditures for each Vessel and (iii) updated Projections for the three year period commencing as of such fiscal year;

(g) Notices Under Senior Notes. Promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to the Noteholder Collateral Agent or any holder of the Senior Notes to the extent not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.06.

(h) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Collateral Agent pursuant hereto;

(i) USA Patriot Act. Promptly, following a written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrowers and the Restricted Subsidiaries as the Collateral Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.06(a), (b), (c), (g) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Collateral Agent have access (whether a commercial, third-party website or whether sponsored by the Collateral Agent). The Collateral Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.07 Other Notices. Deliver to the Collateral Agent and each Lender prompt written notice of the following:

(a) Defaults. The occurrence of any Default or Event of Default;

(b) Litigation. The filing or commencement of, or any probable threat or notice of intention of any Person to file or commence, any action, suit or proceeding (other than tax assessments), whether at law or in equity or by or before any Governmental Authority, against any Borrower or any Restricted Subsidiary or Affiliate thereof that could reasonably be expected to result in liability of any Borrower or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000;

(c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000;

(d) Environmental Notices. Promptly upon, and in any event within ten Business Days after, a Responsible Officer of any Loan Party obtains knowledge thereof, written notice of any of the following environmental matters: (i) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (B) any notice of potential responsibility under any Environmental Law, or (C) the filing of a

Lien other than a Permitted Lien upon, against or in connection with any Borrower or any Restricted Subsidiary, or any of the Vessels, (ii) any condition or occurrence on or arising from any Vessel that (A) results in noncompliance by any Loan Party with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any such Vessel, in each case that could reasonably be expected to result in a liability of any Borrower or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000; (iii) any condition or occurrence on any Vessel that could reasonably be expected to cause such Vessel to be subject to any material restrictions on the ownership, registration, use or transferability by any Loan Party of such Vessel under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel as required by any Environmental Law or any Governmental Authority, except to the extent that such presence, removal or remedial action could not reasonably be expected to have a Material Adverse Effect;

(e) Collateral. Furnish to the Collateral Agent prompt (and in any event within 30 days) written notice of:

(i) any change in any Loan Party’s corporate name, identity, corporate structure or jurisdiction of formation;

(ii) any default, claim of indemnity or force majeure, request for variation or notice of compulsory changes under the Dragonquest Construction Contract;

(iii) any notice of default that would result in a termination right thereunder, suspension or cancellation of, or claim of force majeure with respect to, any Drillship Drilling Contract;

(iv) any Asset Disposition of any Vessel in excess of $10,000,000;

(v) any Involuntary Transfer in excess of $10,000,000;

(vi) any material requirement made by any insurer or classification society or by any competent authority which is not complied with within a reasonable time except to the extent that such requirement could not reasonably be expected to have a Material Adverse Effect; and

(vii) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel;

(f) Material Changes. Any development (excluding matters pertaining to generalized market conditions or otherwise affecting the Borrower and its competitors similarly) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08 Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP in all material respects and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Borrowers and the Restricted Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers and the Restricted Subsidiaries; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its Properties one time during each calendar year, subject to compliance with applicable safety standards pertaining to vessel visits; provided, however, in the case of the Vessels, no such visit or inspections shall interfere with the normal operation of the Vessels and before any such visit or inspection such representative or independent contractor shall sign the Vessel owner’s or operator’s standard liability waiver and release documents, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that if an Event of Default has occurred and is continuing, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Section 5.09 Use of Proceeds. Use the proceeds of the Advances for working capital, issuance of letters of credit and for other general corporate purposes not in contravention of any Legal Requirement or of any Loan Document.

Section 5.10 Nature of Business. Remain primarily engaged in the Permitted Businesses.

Section 5.11 Operation of Vessels. The applicable Borrower and each other Loan Party which owns or operates, or will own or operate, one or more Vessels will, at all times while owning or operating such Vessels, operate or cause such Vessel to be operated in a manner consistent with the standards set forth in the Security Documents.

Section 5.12 Additional Guarantors. Notify the Collateral Agent at the time that (a) the Subsidiary Borrower or any of the Restricted Subsidiaries acquire or create another Subsidiary (other than any Immaterial Subsidiary), (b) Parent acquires or creates another Subsidiary to directly or indirectly own the Equity Interests of the Subsidiary Borrower, any of the Restricted Subsidiaries or any Other Guarantor, (c) any Subsidiary of the Subsidiary Borrower that is not already a Guarantor guarantees the Senior Notes or owns any Vessel, (d) any Subsidiary of Parent or the Subsidiary Borrower that is not already a Guarantor is the subject of a Contract Winning Trigger, (e) any Subsidiary of Parent or the Subsidiary Borrower that is not already a Guarantor becomes an Internal Charterer, after the Closing Date or (f) the Excluded Subsidiary shall not have been liquidated, dissolved or otherwise disposed of, on or prior to the 90th day after the Closing Date, then Parent or the Subsidiary Borrower, as applicable, will, in each case subject to the terms of the Intercreditor Agreement:

(a) cause that Subsidiary to:

(i) execute a Joinder Agreement or such comparable documentation pursuant to which it will become a Guarantor hereunder; and

(ii) execute amendments to the Security Documents and cause the same to be perfected pursuant to which it becomes subject to the obligations of a Guarantor thereunder and pledge its assets, including the Equity Interests it owns in any of its Subsidiaries, pursuant to the Security Documents; and

(b) deliver an opinion of counsel reasonably satisfactory in form and substance to the Collateral Agent, in each case within 20 Business Days of the date on which the Subsidiary was acquired or created or otherwise becomes subject to this Section; provided that any applicable Subsidiary may be released from its Guarantee and related pledge following the occurrence of a Contract Unwind Trigger provided the conditions to that release are satisfied.

In addition, to the extent any such Subsidiary (a) is not already a direct or indirect Subsidiary of the Subsidiary Borrower and (b) does not constitute an Other Guarantor, Parent shall cause the Equity Interests of such Subsidiary to be transferred to the Subsidiary Borrower or a Subsidiary within 20 Business Days of such Subsidiary executing a Joinder Agreement.

Section 5.13 Further Assurances in General. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, and other documents), which may be required under any Legal Requirement, or which the Collateral Agent or the Majority Lenders may reasonably request to maintain or perfect the liens and security interests created under the Security Documents, all at the expense of the Loan Parties, (b) provide to the Collateral Agent, from time to time upon written request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, (c) not effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and (d) take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral, in each case, subject to the terms of the Intercreditor Agreement. Each Loan Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party, where permitted by law.

Section 5.14 Dragonquest Drilling Contract Novation. As of the date the Dragonquest Drilling Contract is novated to Vantage Deepwater Drilling, Inc., the Subsidiary Borrower shall deliver to the Collateral Agent a certificate certifying that the Titanium Explorer is subject to an Internal Charter between Vantage Deepwater Drilling, Inc, as Internal Charterer, and Vantage

Drilling Poland – Luxembourg Branch, as the Vessel owner, together with (a) a copy of the Internal Charter respecting the Titanium Explorer; (b) an appropriate Earnings Assignment and Insurance Assignment (and the Internal Charterer shall also have executed and delivered an Insurance Assignment and an Earnings Assignment); (c) a copy of the Dragonquest Drilling Contract certified as true, correct and complete and no default or event of default has occurred and is existing thereunder; and (d) a favorable opinion of Delaware counsel to the Loan Parties in form and substance reasonably satisfactory to the Collateral Agent.

Section 5.15 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i) the Subsidiary Borrower could make the Restricted Payment which is deemed to occur upon such designation in accordance with Section 6.06 equal to the appropriate fair market value of all outstanding Investments owned by Parent, the Subsidiary Borrower and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation;

(iv) the Subsidiary Borrower delivers to the Collateral Agent a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.06.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Parent, the Subsidiary Borrower and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.06, as determined by the Subsidiary Borrower.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an “Unrestricted Subsidiary,” then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Debt is not permitted to be incurred as of such date under Section 6.02, the Subsidiary Borrower or the applicable Restricted Subsidiary will be in default of such covenant.

In connection with the occurrence of a Contract Unwind Trigger, Parent or the Subsidiary Borrower may cause an applicable Restricted Subsidiary to be designated an Unrestricted Subsidiary if it meets the conditions set forth in this clause (a).

(b) The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(i) the Subsidiary Borrower and the Restricted Subsidiaries could incur the Debt which is deemed to be incurred upon such designation under Section 6.02, equal to the total Debt of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(ii) the designation would not constitute or cause a Default or Event of Default; and

(iii) the Subsidiary Borrower delivers to the Collateral Agent a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Debt under Section 6.02.

Parent or the Subsidiary Borrower shall be required to designate each applicable Subsidiary to become a Restricted Subsidiary and a Guarantor and pledge its assets and property as Collateral pursuant to Section 5.12, upon the occurrence of a Contract Winning Trigger and shall be required to comply with the conditions set forth in this clause (b) in connection therewith. For the avoidance of doubt, and anything contained in any other provision of this Credit Agreement notwithstanding, no direct or indirect Subsidiary of Parent may become a Restricted Subsidiary for purposes of this Agreement if such Subsidiary is a Subsidiary of Parent but not a Subsidiary of the Subsidiary Borrower.

Section 5.16 Post-Closing Covenant. Within fifteen (15) days of the Closing Date, the Borrower shall deliver to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, (a) evidence of insurance respecting each Vessel that complies with the insurance requirements set forth in the Security Documents, including copies of cover notes (with loss payable clause and notice of assignment attached), letter from protection and indemnity club, (b) a broker’s report and undertaking letter issued by the independent marine insurance broker of the Subsidiary Borrower, describing all marine insurances in detail, and confirming that such insurances conform to the requirements of the Security Agreements.

ARTICLE VI.

NEGATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders otherwise consent in writing:

Section 6.01 Liens, Etc. Neither the Parent nor the Subsidiary Borrower shall, and neither of them shall permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens in favor of the Subsidiary Borrower or the Guarantors;

(c) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Parent, the Subsidiary Borrower or any Subsidiary of the Subsidiary Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Parent, the Subsidiary Borrower or such Subsidiary;

(d) Liens on property (including Equity Interests) existing at the time of acquisition of the property by Parent, the Subsidiary Borrower or any Subsidiary of the Subsidiary Borrower; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(e) Liens for taxes, assessments or governmental charges, claims or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without material penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) Inchoate Liens arising under ERISA and Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(g) Permitted Prior Liens;

(h) Pledges and Liens on deposits, investment accounts, cash and Cash Equivalents to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) Liens arising out of judgments or awards not constituting an Event of Default under Section 7.01(f), including surety or appeal bonds related to judgments or litigation), and prejudgment Liens created by or existing from any litigation or legal proceeding, in each case in respect of which Parent or any Subsidiary thereof shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings for which adequate reserves have been made to the extent required by GAAP;

(j) rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage;

(k) Liens securing Debt permitted under Section 6.02(a)(v); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and the proceeds thereof (including insurance proceeds) and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l) purchase money security interests in property or assets, whether real or personal, improvements thereto or hereafter acquired or constructed, by the Loan Parties or any Restricted Subsidiary; provided that (i) such security interests secure Debt permitted by Section 6.02, (ii) such security interests are incurred, and the Debt secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Debt secured thereby does not exceed the cost of such property at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Loan Parties or any Restricted Subsidiary other than the proceeds of such property or assets (including insurance proceeds);

(m) Carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s, vendor’s (or other third parties), necessaries suppliers’, statutory obligations, or other like Liens arising in the ordinary course of business which are not overdue for a period of 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(n) Liens in respect of Debt incurred pursuant to Section 6.02(b); provided that such Liens are at all times subject to the Intercreditor Agreement;

(o) the pledge or encumbrance by Parent or any Excluded Parent Subsidiary of the Equity Interests, property or assets of any Excluded Parent Subsidiary;

(p) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(ii) the Debt secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Debt and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(q) Liens arising from precautionary Uniform Commercial Code financing statements relating to Operating Leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such Operating Lease or contractual arrangement;

(r) Liens to secure Swap Contracts;

(s) Survey exceptions, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and

(t) other Liens securing obligations, actual or contingent, in an aggregate amount not greater than $2,500,000 at any time.

Section 6.02 Debts, Guaranties and Other Obligations.

(a) Neither the Parent nor the Subsidiary Borrower shall, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt (including Acquired Debt), none of Parent, the Subsidiary Borrower, any of the Restricted Subsidiaries or any Other Guarantor will issue any Disqualified Stock, and the Subsidiary Borrower will not, and neither Parent nor the Subsidiary Borrower, will permit any of the Restricted Subsidiaries or any Other Guarantor to, issue any shares of preferred stock except:

(i) Debt under the Loan Documents;

(ii) Debt in respect of the Senior Notes in an aggregate principal amount not to exceed $2,000,000,000 at any time outstanding;

(iii) Existing Debt;

(iv) Debt of the Parent in respect of the F3 Capital Note in an aggregate principal amount not to exceed $60,000,000 at any time outstanding and the payment, or accretion, of interest on the F3 Capital Note pursuant to the terms of such F3 Capital Note;

(v) Debt of the Subsidiary Borrower and the Restricted Subsidiaries of Debt represented by obligations with respect to Capital Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Subsidiary Borrower or the Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Debt incurred pursuant to this clause (f), not to exceed $10,000,000 at any time outstanding; provided that the Subsidiary Borrower or any Restricted Subsidiary may incur an additional $10,000,000 of obligations with respect to Capital Leases at any one time outstanding to the extent that any operating leases are redesignated as Capital Leases for accounting purposes;

(vi) Debt of (a) Parent or (b) the Subsidiary Borrower and the Restricted Subsidiaries incurred and outstanding on or prior to the date on which a new Restricted Subsidiary is acquired by Parent, the Subsidiary Borrower or such Subsidiary (other than Debt incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Parent, the Subsidiary Borrower or such Subsidiary); provided, however, that (a) on the date that such Subsidiary is acquired by, or is merged into Parent, the Subsidiary Borrower or such Subsidiary, Parent or the Subsidiary Borrower, as applicable, would have been able to incur at least $1.00 of additional Debt pursuant to the applicable ratio set forth clause (a)(xv) or (a)(xvi), as the case may be, of this Section 6.02 after giving effect to the incurrence of such Debt pursuant to this clause (a)(vi); and (b) the new Subsidiary becomes a Guarantor;

(vii) Permitted Refinancing Indebtedness of the Parent, the Subsidiary Borrower or any Restricted Subsidiary in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Debt (other than intercompany Debt) that was permitted by this Agreement to be incurred under clauses (ii), (iii), (iv), this clause (vii), (xv) and (xvi) of this Section 6.02(a);

(viii) The incurrence by the Subsidiary Borrower or any Restricted Subsidiary of intercompany indebtedness; provided, however, that:

(A) if the Subsidiary Borrower or any Restricted Subsidiary is the obligor on such Debt and the payee is not the Subsidiary Borrower or any Restricted Subsidiary, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Senior Notes, this Agreement and any Guarantee of either of the foregoing; and

(B) any (1) subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Subsidiary Borrower or any Restricted Subsidiary, or (2) sale or other transfer of any such Debt to a Person that is not the Subsidiary Borrower or any Restricted Subsidiary,

will be deemed, in each case, to constitute an incurrence of such Debt by the Subsidiary Borrower or any Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

(ix) obligations (contingent or otherwise) of any Borrower or any Restricted Subsidiary existing or arising under any Swap Contract incurred in the ordinary course of business;

(x) Guaranties by the Subsidiary Borrower or any Restricted Subsidiary of Debt of the Subsidiary Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.02; provided that if the Debt being guaranteed is subordinated to or pari passu with the Senior Notes and the Obligations, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt guaranteed;

(xi) Debt of the Subsidiary Borrower or any Restricted Subsidiary in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(xii) Debt of the Subsidiary Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five Business Days;

(xiii) Debt of the Subsidiary Borrower or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Subsidiary Borrower or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Guarantor (other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Subsidiary Borrower or any Restricted Subsidiary in connection with such disposition;

(xiv) additional Debt of the Parent, the Subsidiary Borrower or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Debt incurred pursuant to this clause (xiv), not to exceed $10,000,000;

(xv) additional Debt (including Acquired Debt) and Disqualified Stock of Parent, if the Fixed Charge Coverage Ratio of the Borrowers and the Restricted Subsidiaries on a consolidated basis, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis, as if the additional Debt had been incurred or the Disqualified Stock or other shares of preferred stock had been issued, as the case may be, on the first day of such four-quarter period; and

(xvi) additional Debt (including Acquired Debt) and Disqualified Stock or other shares of preferred stock of the Subsidiary Borrower or any Restricted Subsidiary, if the Leverage Ratio for the Subsidiary Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock or other shares of preferred stock is issued, as the case may be, would have been less than 2.5 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Disqualified Stock or other shares of preferred stock had been issued, as the case may be, on the first day of such four-quarter period, determined on a pro forma basis, as if the additional Debt had been incurred or the Disqualified Stock or other shares of preferred stock had been issued, as the case may be, on the first day of such four-quarter period.

(b) None of Parent, the Subsidiary Borrower or any of the Restricted Subsidiaries or any Other Guarantor will incur any Debt (including Debt permitted by this Section 6.02) that is contractually subordinated in right of payment to any other Debt of Parent, the Subsidiary Borrower or such Restricted Subsidiary or Other Guarantor unless such Debt is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

Section 6.03 Merger or Consolidation.

(a) Neither Parent nor the Subsidiary Borrower will, directly or indirectly: (y) consolidate or merge with or into another Person (whether or not Parent or the Subsidiary Borrower, as applicable, is the surviving Person); or (z) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of, with respect to Parent, the Subsidiary Borrower, the Restricted Subsidiaries and the Other Guarantors taken as a whole, or, with respect to the Subsidiary Borrower and the Restricted Subsidiaries taken as a whole, in each case, in one or more related transactions, to another Person, unless:

(i) either: (A) Parent or the Subsidiary Borrower, as applicable, is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than Parent or the Subsidiary Borrower, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the Cayman Islands, the United States, any state of the United States or the District of Columbia or, in the case of Parent, any other similar jurisdiction so long as neither the laws of any such jurisdiction nor any such transaction would adversely affect the Lenders;

(ii) the Person formed by or surviving any such consolidation or merger (if other than Parent or the Subsidiary Borrower, as applicable) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Parent or the Subsidiary Borrower, as applicable, under this Agreement and the other Loan Documents, as applicable, pursuant to a supplement or an amendment thereto, as applicable, in each case reasonable satisfactory in form to the Collateral Agent and the Majority Lenders, as applicable (it being agreed that if the Subsidiary Borrower merges with or into Parent, Parent must assume all such obligations of the Subsidiary Borrower), provided that, if such Person is a limited liability company or a limited partnership, then Parent, the Subsidiary Borrower or such Person shall have the Obligations assumed or issued, on a joint and several basis, with a corporation in which it owns 100% of the Equity Interests;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) except with respect to a transaction solely between or among Parent, the Subsidiary Borrower, any of the Restricted Subsidiaries or any Other Guarantor, Parent, the Subsidiary Borrower or the Person formed by or surviving any such consolidation or merger (if other than Parent or the Subsidiary Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the first day of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt pursuant to the Leverage Ratio for the Subsidiary Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction occurred.

(b) In addition, the Subsidiary Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and the Restricted Subsidiaries taken as a whole, in one or more related transactions to any other Person.

(c) This Section 6.03 will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Subsidiary Borrower and any Restricted Subsidiary. Clauses (iii) and (iv) of paragraph (a) of this Section will not apply to a merger of the Subsidiary Borrower with an Affiliate solely for the purpose of reincorporating the Subsidiary Borrower in another jurisdiction.

(d) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Parent, the Subsidiary Borrower or its Restricted Subsidiaries in a transaction that is subject to, and that complies with the provisions of, this Section 6.03 hereof, the successor Person formed by such consolidation or into or with which Parent, the Subsidiary Borrower or Restricted Subsidiaries is or are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Parent” or the “Subsidiary Borrower,” as applicable, shall refer instead to the successor Person and not to Parent, the Subsidiary Borrower or the applicable Restricted Subsidiaries), and may exercise every right and power of Parent, the Subsidiary Borrower or Restricted Subsidiaries under this Agreement with the same effect as if such successor Person had been named as Parent, Subsidiary Borrower or Restricted Subsidiaries herein; provided, however, that the predecessor Parent, Subsidiary Borrower or Restricted Subsidiaries shall not be relieved from the obligation to pay the principal of and interest on the Obligations except in the case of a sale of all of Parent’s, Subsidiary Borrower’s or the applicable Restricted Subsidiaries’ assets in a transaction that is subject to, and that complies with the provisions of, this Section 6.03 hereof.

Section 6.04 Asset Sales. The Subsidiary Borrower will not, and neither Parent nor the Subsidiary Borrower will permit any of the Restricted Subsidiaries to, directly or indirectly, consummate the sale, lease (except under an Internal Charter or a Drilling Contract), conveyance or other disposition of any Vessel or any right to a Vessel or a construction contract respecting the construction of a Vessel. In addition, the Subsidiary Borrower shall not, and the Parent and the Subsidiary Borrower shall not permit any Restricted Subsidiary, to make any Asset Disposition or enter into any agreement to make any Asset Disposition, except for:

(a) any single transaction or series of related transactions that involves assets having a fair market value or that results in generating net proceeds, in either case, of less than $10,000,000;

(b) a transfer of Equity Interests or other assets between or among the Subsidiary Borrower and any of the Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Restricted Subsidiary to the Subsidiary Borrower or to another Restricted Subsidiary;

(d) the sale or lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(e) the sale or other disposition of cash or Cash Equivalents;

(f) a Restricted Payment that does not violate Section 6.06 hereof or an Investment that does not violate Section 6.05;

(g) the pledge, asset sale or other disposition by Parent or any Excluded Parent Subsidiary of the Equity Interests of any Excluded Parent Subsidiary;

(h) any transfer of property in connection with a sale and leaseback transaction;

(i) other Asset Dispositions not otherwise permitted hereunder, provided that:

(i) such Asset Dispositions do not involve assets having a fair market value or that result in generating net proceeds, in either case, in an aggregate amount for all Asset Dispositions made pursuant to this clause (i) equal to more than 5% of Consolidated Net Tangible Assets in any fiscal year; and

(ii) at least 75% of the consideration received in such Asset Disposition is in the form of cash; provided, however, to the extent that any disposition in such Asset Disposition was of Collateral, the non-cash consideration received is pledged as Collateral under the Security Documents contemporaneously with such sale, in accordance with the requirements set forth in the Loan; and

(iii) upon the occurrence of any such Asset Disposition, the Borrowers shall prepay the Advances by an amount equal to 100% of any net cash proceeds immediately upon receipt thereof by such Person, provided, however, that, at the election of the Borrowers (as notified by the Borrowers to the Collateral Agent on or prior to the date of receipt of such net proceeds), and so long as no Default shall have occurred and be continuing, the applicable Borrower or Restricted Subsidiary may, within 360 days after the receipt of such net proceeds, reinvest such proceeds (A) in operating assets of the Borrowers and the Restricted Subsidiaries, (B) to acquire all or substantially all of the assets of, or any Equity Interests of, any Person which if it were a Restricted Subsidiary would be considered to be engaged in a Permitted Business, provided that, after giving effect to such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary, (C) to make Capital Expenditures for the Company or any Restricted Subsidiary or (D) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Permitted Business of the Borrowers or the Restricted Subsidiaries; and provided, further, however, that any net proceeds not so applied shall be immediately applied to the prepayment of the Advances.

For purposes of this Section 6.04, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Subsidiary Borrower’s most recent consolidated balance sheet, of the Subsidiary Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or the Obligations under this Agreement) that are assumed by the transferee of any such assets so long as the Subsidiary Borrower or such Restricted Subsidiary are released from further liability;

(B) any securities, notes or other obligations received by the Subsidiary Borrower or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Subsidiary Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (iii)(B) and (C) of paragraph (i) of this Section 6.04.

Section 6.05 Investments. The Subsidiary Borrower shall not, and the Parent and the Subsidiary Borrower shall not permit any Restricted Subsidiary, to make or suffer to exist any Investments, or commitments therefor, except:

(a) Investments in Cash Equivalents;

(b) Investments in the Subsidiary Borrower or in a wholly-owned Restricted Subsidiary that is a Guarantor;

(c) any Investment by the Subsidiary Borrower or any wholly-owned Restricted Subsidiary in a Person, if as a result of such Investment:

(i) such Person becomes a wholly-owned Restricted Subsidiary and a Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Subsidiary Borrower or a wholly-owned Restricted Subsidiary that is a Guarantor;

(d) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with Section 6.04 hereof;

(e) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Subsidiary Borrower;

(f) any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Subsidiary Borrower or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(g) Investments represented by obligations under Swap Contracts;

(h) repurchases, redemptions, or satisfaction and discharge of any of the Senior Notes in compliance with the Intercreditor Agreement;

(i) loans or advances to employees of Parent in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding; and

(j) other Investments in any Person in an aggregate principal amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding not to exceed the greater of (i) $2,000,000 and (ii) the amount permitted to be paid out as a Restricted Payment under Section 6.06(i), less all Restricted Payments paid out pursuant to such Section 6.06(i) since the date hereof.

Section 6.06 Restricted Payments. The Subsidiary Borrower shall not, and the Parent and the Subsidiary Borrower shall not permit any Restricted Subsidiary, to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so other than, so long as no Default has occurred and is continuing or would be caused thereby:

(a) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(b) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Subsidiary Borrower) of, Equity Interests of the Subsidiary Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Subsidiary Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (i)(ii)(B) below;

(c) the repurchase, redemption, defeasance or other acquisition or retirement for value of Debt of the Subsidiary Borrower or any Restricted Subsidiary that is contractually subordinated to the Senior Notes, the Obligations or to any Guarantee of the foregoing with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(d) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(e) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Subsidiary Borrower or any Restricted Subsidiary issued after the date of this Agreement in accordance with the applicable Leverage Ratio test set forth in Section 6.16 hereof;

(f) Permitted Parent Payments;

(g) Permitted Operating Expense and Tax Reimbursements;

(h) any Restricted Payment made pursuant to or in connection with the Transactions; and

(i) Restricted Payments not otherwise permitted hereunder provided that:

(i) the Subsidiary Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made on the first day of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the applicable Leverage Ratio test set forth in Section 6.16 hereof;

(ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Subsidiary Borrower and the Restricted Subsidiaries since the date of this Agreement pursuant to this clause (i), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Subsidiary Borrower and the Restricted Subsidiaries on a combined or consolidated basis, as the case may be, for the period (taken as one accounting period) from the first day of the first fiscal quarter commencing after the date of this Agreement to the end of the Subsidiary Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Subsidiary Borrower since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Subsidiary Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Subsidiary Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Subsidiary Borrower); plus

(C) to the extent that any Investment that was made after the date of this Agreement is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary designated as such after the date of this Agreement is redesignated as a Restricted Subsidiary after the date of this Agreement, the lesser of (i) the fair market value of Parent’s or the Subsidiary Borrower’s Investment in such Subsidiary, as the case may be, as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Agreement; plus

(E) 50% of any dividends received by the Subsidiary Borrower or any Restricted Subsidiary after the date of this Agreement from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Subsidiary Borrower for such period.

Section 6.07 Change in Nature of Business. Neither Parent nor the Subsidiary Borrower will, and neither of them will permit any of the Restricted Subsidiaries or any other Guarantor to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Section 6.08 Transactions With Affiliates.

(a) The Subsidiary Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Subsidiary Borrower and any Restricted Subsidiary (each, a “Company Affiliate Transaction”). In addition, Parent will not, and will not permit any of its Subsidiaries (other than the Subsidiary Borrower and the Restricted Subsidiaries, which shall be subject to the preceding sentence) to, make any payment to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent or any of its Subsidiaries (other than the Subsidiary Borrower and the Restricted Subsidiaries, which shall be subject to the preceding sentence) (each, a “Parent Affiliate Transaction”) unless:

(i) the Parent Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to Parent or such Subsidiary and reflect an arms’ length negotiation; and

(ii) Parent delivers to the Collateral Agent:

(A) with respect to any Parent Affiliate Transaction or series of related Parent Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of Parent certifying that such Parent Affiliate Transaction complies with this Section 6.08 and that such Parent Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent; and

(B) with respect to any Parent Affiliate Transaction or series of related Parent Affiliate Transactions involving aggregate consideration in excess of $15,000,000, an opinion as to the fairness to Parent or such Subsidiary of such Parent Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Company Affiliate Transactions or Parent Affiliate Transactions, as applicable, and, therefore, will not be subject to the provisions of the prior paragraph:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Parent;

(iii) transactions between or among the Subsidiary Borrower and/or any of the Restricted Subsidiaries or any Other Guarantor;

(iv) transactions between or among Parent and/or any of its Subsidiaries (excluding transactions involving the Subsidiary Borrower, any of the Restricted Subsidiaries or any Other Guarantor);

(v) loans or advances to employees of Parent in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;

(vi) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Subsidiary Borrower solely because the Subsidiary Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vii) Investments and Restricted Payments that do not violate Section 6.05 and Section 6.06, respectively;

(viii) any agreement as in effect on the Closing Date described on Schedule 6.08 or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Lenders); and

(ix) transactions between or among any Excluded Parent Subsidiary, on the one hand and Parent and any of its other Subsidiaries (excluding transactions involving the Subsidiary Borrower, any of the Restricted Subsidiaries or any Other Guarantor), on the other hand, provided that such transaction is entered into in the ordinary course of business and on an arm’s length basis and that any such transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent.

Section 6.09 [Reserved].

Section 6.10 Agreements Restricting Liens and Distributions. Neither Parent nor the Subsidiary Borrower will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries or Other Guarantor to:

(a) pay dividends or make any other distributions on its Equity Interests to the Subsidiary Borrower or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Debt owed to the Subsidiary Borrower or any of the Restricted Subsidiaries;

(b) make loans or advances to the Subsidiary Borrower or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Subsidiary Borrower or any of the Restricted Subsidiaries; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) the Indenture, provided that the encumbrances and restrictions contained therein, including any related collateral documents, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in this Agreement;

(ii) agreements governing Existing Debt as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Agreement;

(iii) this Agreement and the other Loan Documents;

(iv) applicable Legal Requirements;

(v) any instrument governing Debt or Equity Interests of a Person acquired by the Subsidiary Borrower or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii) purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Leases that impose restrictions on the property purchased or mortgaged or leased of the nature described in clause (c) of the preceding paragraph;

(viii) any agreement for the sale or other disposition of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(ix) Permitted Refinancing Debt; provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced;

(x) Liens permitted to be incurred under Section 6.01 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) restrictions contained in, or in request of, Swap Contracts permitted to be incurred by this Agreement.

Section 6.11 Limitation on Accounting Changes or Changes in Fiscal Periods. The Parent shall not, and shall not permit any other Loan Party to permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Parent or any of its Subsidiaries to end on a day other than December 31 or change the Parent’s method of determining fiscal quarters.

Section 6.12 Off-Balance Sheet Liabilities. The Parent shall not, and shall not permit any other Loan Party to enter into or suffer to exist any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

Section 6.13 Amendment of Material Contracts. The Parent shall not, and shall not permit any Subsidiary to amend, modify, supplement, terminate or waive any provision of

(a) the Loan Parties’ organizational documents in a manner which would be materially adverse to the Secured Parties;

(b) the Indenture in any manner that would (i) shorten the date scheduled for any principal payment or increase the amount of any required principal payments on account thereof or (ii) grant any credit support or collateral security therefor, except to the extent that the Collateral Agent also has or obtains such credit support or a Lien on such assets and such collateral security is granted subject to the Intercreditor Agreement; and

(c) any Drilling Contract with respect to a Drillship in any manner that would (i) decrease the applicable day rate or (ii) shorten the term thereof.

Section 6.14 Operation of Vessels. The applicable Borrower and each other Loan Party which owns or operates, or will own or operate, one or more Vessels will not (a) make or allow any modification to any Vessel, (b) employ or allow the employment of any Vessel or (c) charter any Vessel or permit the Vessel to serve under any contract, in each case, in a manner inconsistent with the standards set forth in the Security Documents, except as required by applicable Legal Requirements or the class society of such Vessel.

Section 6.15 Bank Accounts. The Parent shall not, and shall not permit any other Loan Party to establish any bank accounts other than (a) accounts maintained with a Lender, (b) accounts subject to an Account Control Agreement, (c) accounts established and used exclusively for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees identified as such in one or more notices delivered to the Collateral Agent from time to time and (d) Foreign Deposit Accounts; provided that (i) no such Foreign Deposit Account shall have a cash balance greater than $1,000,000 at any time, and all such Foreign Deposit Accounts, collectively, shall not have a cash balance greater than $5,000,000 in the aggregate at any time, in each case, for more than five (5) consecutive Business Days and (ii) within three (3) Business Days of opening a Foreign Deposit Account, a Responsible Officer of the Loan Party that holds such Foreign Deposit Account certifies to the Collateral Agent that such Foreign Deposit Account meets the requirements of this Section 6.15; provided further that, to the extent any Foreign Deposit Accounts have cash balances greater than the limits set forth in Section 6.15(d)(i) above, the Collateral Agent shall receive prompt written notice thereof which notice shall also provide information with respect to a Deposit Account for which a Deposit Account Control Agreement is in effect into which such excess amounts shall be swept or deposited prior to the expiration of the five Business Day period provided for in Section 6.15(d)(i) above. Schedule 6.15 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 6.16 Leverage Ratio. The Leverage Ratio for the Subsidiary Borrower and the Restricted Subsidiaries on a consolidated basis for the period of four fiscal quarters ending on the last day of a fiscal quarter shall not be greater than the ratio indicated below with respect to the fiscal quarter indicated:

Fiscal Quarter Ending Date	Maximum Total Leverage Ratio
June 30, 2012	11.25:1.00
September 30, 2012	10.75:1.00
December 31, 2012	9.50:1.00
March 31, 2013	8.25:1.00
June 30, 2013	7.25:1.00
September 30, 2013	6.25:1.00
December 31, 2013	6.00:1.00
March 31, 2014	5.75:1.00
June 30, 2014 and thereafter	5.25:1.00

Section 6.17 Current Ratio. As of the last day of any fiscal quarter, the ratio of the (i) consolidated current assets (excluding non-cash assets under Accounting Standards Codification 815 133 (“ASC 133”) and any Unused Commitments) as of such day to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 133 and current maturities of long term Debt) as of such day, in each case for the Subsidiary Borrower and the Restricted Subsidiaries on a consolidated basis, shall not be less than 1.0 to 1.0.

Section 6.18 Free Cash Balances. For each of the fiscal quarters ending June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, the Free Cash Balances of the Parent shall not be less than $50,000,000; provided that, with respect to the fiscal quarter ending September 30, 2012, Parent may treat any outstanding receivables from Petrobras Venezuela Investments & Services B.V. under the Dragonquest Drilling Contract as if such receivables had been collected in full in cash prior to the end of such fiscal quarter, so long as such payment is actually received on or prior to the date on which the Parent is required to deliver the next quarterly Compliance Certificate after September 30, 2012 (for the avoidance of doubt, the failure to collect such payment on or prior to such date shall be an immediate Event of Default hereunder).

Section 6.19 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for the Subsidiary Borrower and the Restricted Subsidiaries on a consolidated basis for the period of four fiscal quarters ending on the last day of a fiscal quarter to be less than the ratio indicated below with respect to the fiscal quarter indicated:

Fiscal Quarter Ending Date	Minimum Fixed Charge Coverage Ratio
June 30, 2012	0.85:1.00
September 30, 2012	0.85:1.00
December 31, 2012	0.85:1.00
March 31, 2013	1.00:1.00
June 30, 2013	1.00:1.00
September 30, 2013	1.15:1.00
December 31, 2013	1.15:1.00
March 31, 2014 and thereafter	1.25:1.00

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Payment. Any Borrower shall fail to pay (i) any principal of any Advance (excluding any optional prepayment but including, without limitation, any mandatory prepayment required by Section 2.06) or reimburse any drawing under any Letter of Credit when the same becomes due and payable that is not otherwise treated as a Eurodollar Advance pursuant to Section 2.13(c), or (ii) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three Business Days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or statement made or deemed to be made by any Borrower or any other Loan Party (or any of their respective officers) in this Agreement or in any other Loan Document that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or any representation or statement made or deemed to be made by any Borrower or any other Loan Party (or any of their respective officers) in this Agreement or in any other Loan Document that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made;

(c) Covenant Breaches. Any Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01 (with respect to only the Borrowers), 5.04, 5.06, 5.07, 5.09, 5.12 and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of (A) written notice of such default shall have been given to the Borrowers by the Collateral Agent or (B) any actual knowledge of such default by a Responsible Officer of any Loan Party;

(d) Cross-Default. (i) Any Loan Party or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Person’s other Debt that is also in default (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Person’s other Debt that is also in default (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than $5,000,000;

(e) Insolvency. Any Loan Party or any Restricted Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Restricted Subsidiary seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days (provided that during such period such proceeding is being contested by the applicable Loan Party in good faith and by appropriate proceedings diligently conducted) or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f) Judgments. Any judgment, decree or order for the payment of money shall be rendered against any Loan Party or any Restricted Subsidiary in an amount in excess of $10,000,000 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (provided that during such period such stay is being sought by the applicable Loan Party by appropriate proceedings diligently conducted);

(g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

(h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or payment in full of all the Obligations, ceases to be in full force and effect and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions required pursuant to Section 10.10 to cure such unenforceability; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i) Security Documents. The Collateral Agent for the benefit of the Secured Parties shall fail to have an Acceptable Security Interest in a material portion of the Collateral, except to the extent otherwise permitted by this Agreement and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions reasonably requested by Collateral Agent to cure such failure;

(j) Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than in accordance with the terms of the Intercreditor Agreement) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders; or

(k) Change in Control. A Change of Control shall occur.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event:

(a) the Collateral Agent shall at the written request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, (i) declare the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b) each Borrower shall, on demand of the Collateral Agent at the written request or with the consent of the Majority Lenders, deposit with the Collateral Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Collateral Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur:

(a) (i) the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b) each Borrower shall deposit with the Collateral Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Collateral Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04 Non-exclusivity of Remedies. No remedy conferred upon the Collateral Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Collateral Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Collateral Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrowers and the Collateral Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06 Application of Proceeds.

(a) Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral pursuant to this Article VII, including any Collateral consisting of cash, as follows:

(i) First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Collateral Agent to the extent permitted by Section 10.04) payable to the Collateral Agent in its capacity as such (whether incurred in connection with such collection or sale or otherwise in connection with, or pursuant to, this Agreement or any other Loan Document);

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank arising under the Loan Documents to the extent permitted by Section 10.04), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances, Letter of Credit Obligations and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and Letter of Credit Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Collateral Agent for the account of the Issuing Bank, to cash collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized; and

(vi) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or otherwise pursuant to Legal Requirement.

(b) Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII.

THE GUARANTY

Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to any Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated or such Guarantor is released in accordance with the terms of this Agreement, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrowers and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. Other than with respect to any Guarantor that is released in accordance with the terms of this Agreement, this guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Collateral Agent and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Guarantor’s Waivers.

(a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against any Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have any Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. Other than as set forth herein, the Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of any Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether any Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Collateral Agent, acting upon the written request or with the consent of the Majority Lenders, and no delay by the Collateral Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b) In addition to the waivers contained in Section 8.03(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Collateral Agent or the Lenders of, this Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Collateral Agent, the Lenders, any Borrower or any other Person that executes a Loan Document. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Collateral Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.

(c) Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against any Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against any Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Collateral Agent or any Lender.

Section 8.04 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Collateral Agent, jointly and severally pay to the Collateral Agent the amount due and unpaid by any Borrower and guaranteed hereby. The failure of the Collateral Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.05 Collateral Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Collateral Agent of any Borrower’s failure to pay any Obligations at maturity, and if the Collateral Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Collateral Agent the Collateral Agent’s reasonable attorneys’ fees.

Section 8.06 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.07 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between any Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;

(b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to any Borrower or any Guarantor or any Person liable on the Obligations;

(c) Condition of any Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of any Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of any Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of any Borrower or any Guarantor, or any changes in the shareholders, partners, or members of any Borrower or any Guarantor; or any reorganization of any Borrower or any Guarantor;

(d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, any Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from any Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors. Any full or partial release of the liability of any Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than any Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j) Payments Rescinded. Any payment by any Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to any Borrower or someone else; or

(k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.08 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Borrower or any Restricted Subsidiary to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of such Borrower or such Restricted Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against any Borrower or any Restricted Subsidiary arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full, no Guarantor shall receive or collect, directly or indirectly, from any Borrower or any Restricted Subsidiary or any other party any amount upon the Guarantor Claims.

(b) Each Borrower and each Guarantor hereby (i) authorizes the Collateral Agent and the Lenders to demand specific performance of the terms of this Section 8.08, whether or not any Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.08 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before any Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.08(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d) No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.09 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Borrower or any Restricted Subsidiary, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Collateral Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between any Borrower or any Restricted Subsidiary and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Collateral Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.10 Payments Held in Trust. In the event that notwithstanding Sections 8.08 and 8.09 above, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders such funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over such funds, payments, claims or distributions except to pay them promptly to the Collateral Agent, and each Guarantor covenants promptly to pay the same to the Collateral Agent.

Section 8.11 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Secured Parties, their successors, and their permitted assigns. In the event all or any part of the Obligations are assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.12 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against any Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Legal Requirements, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.13 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any Restricted Subsidiary’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any Restricted Subsidiary’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Collateral Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.14 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Borrower or any Restricted Subsidiary, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of any Borrower or any Restricted Subsidiary held by Guarantor.

Section 8.15 Limitation. It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable Legal Requirements.

Section 8.16 Contribution Rights.

(a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 8.16 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.16 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 8.16 shall be exercisable upon the date the Obligations shall be paid and satisfied in full.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

ARTICLE IX.

THE COLLATERAL AGENT AND THE ISSUING BANK

Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Royal Bank to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including but not limited to the execution of Security Documents on behalf of the Secured Parties. Unless otherwise set forth herein, the provisions of this Article are solely for the benefit of the Collateral Agent, the Lenders and the Issuing Bank, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Collateral Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the written request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Collateral Agent by a Borrower, a Lender or the Issuing Bank.

The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

Section 9.04 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.

Section 9.06 Resignation of Collateral Agents. The Collateral Agent may at any time give at least 30 days’ prior written notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor reasonably satisfactory to the Borrowers, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and consented to by the Borrowers and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Collateral Agent meeting the qualifications set forth above provided that if the Collateral Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Collateral Agent reasonably satisfactory to the Borrowers as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring the Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as the Collateral Agent.

Any resignation by the Collateral Agent pursuant to this Section shall also constitute its resignation as the Issuing Bank. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Collateral Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders severally agree to indemnify upon demand the Collateral Agent, the Issuing Bank and each Related Party of any of the foregoing (to the extent not reimbursed by the Loan Parties), according to their respective Pro Rata Shares, and hold harmless each Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however that no Lender shall be liable for the payment to any Related Party for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Related Party’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender agrees to reimburse the Collateral Agent and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) incurred by the Collateral Agent or the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Collateral Agent or the Issuing Bank is not reimbursed for such by the Loan Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Collateral Agent.

Section 9.09 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to enter into the Intercreditor Agreement (including any and all amendments, amendments and restatements, modification, supplements and acknowledgements thereto) from time to time;

(ii) to release any Lien on any property granted to or held by the Collateral Agent under any Security Document (v) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Obligations that are otherwise cash-collateralized in accordance with the terms hereof) and the expiration or termination of all Letters of Credit, (w) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (x) with respect to any assignment of rights under the respective terminated Internal Charter only, upon the occurrence of an Internal Charter Unwind Trigger, (y) with respect to any applicable Subsidiary, upon the occurrence of a Contract Unwind Trigger, or (z) subject to Section 10.01, if approved, authorized or ratified in writing by all of the Lenders;

(iii) to take any actions, including execution on behalf of the Secured Parties, with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents.

(iv) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b) Upon the written request of the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(c) Each Loan Party hereby irrevocably appoints the Collateral Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Collateral Agent’s discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d) If any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Collateral Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the reasonable out-of-pocket expenses of the Collateral Agent incurred in connection therewith in accordance with Section 10.04.

(e) The powers conferred on the Collateral Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Collateral Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Collateral Agent in good faith.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the applicable Borrowers or Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) waive any condition set forth in Article III without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender or increase the aggregate Commitments without the written consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (other than optional prepayments) or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance or Letter of Credit Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) that would result in a reduction of any interest rate on any Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of any Borrower to pay interest at the Default Rate;

(e) change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release any Guarantor from its guaranty of the Obligations or any of the Collateral without the written consent of each Lender, unless otherwise permitted by the terms hereof;

(h) amend Section 7.06 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.02 Notices, Etc.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i) if to the Borrowers or any other Loan Party, the Collateral Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties pursuant to this Section; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Collateral Agent and the Borrowers.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Collateral Agent and the Lenders. The Collateral Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Collateral Agent that it is incapable of receiving notices under such Article by electronic communication. The Collateral Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Collateral Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Reliance by Collateral Agent. The Collateral Agent and the Issuing Bank shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) believed in good faith to have been given by an authorized officer of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. EACH BORROWER SHALL INDEMNIFY THE COLLATERAL AGENT AND THE ISSUING BANK FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM SUCH RELIANCE TO THE EXTENT SET FORTH IN SECTION 10.05. All telephonic notices to and other communications with the Collateral Agent may be recorded by the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Legal Requirements.

Section 10.04 Costs and Expenses. Each Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Collateral Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Collateral Agent and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of one counsel for the Collateral Agent, the Lenders and the Issuing Bank and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty), and shall pay all fees and time charges for attorneys who may be employees of the Collateral Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit. The foregoing costs and expenses may include, as appropriate, search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Collateral Agent. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 10.05 Indemnification. Each Loan Party shall indemnify the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all fees, expenses and disbursements of one law firm or other external counsel (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnified Parties taken as a whole (and, if necessary, of one local or special counsel in any relevant material jurisdiction or specialty) and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any action taken or omitted by the Collateral Agent or the Issuing Bank under this Agreement or any other Loan Document (including the Collateral Agent’s and the Issuing Bank’s own negligence), (d) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, NO PARTY OR INDEMNITEE SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE COLLATERAL AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 10.06 Successors and Assigns.

(a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, participations in Letter of Credit Obligations) at the time owing to it; provided, however, that

(i) except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances being assigned at the time owing to it, (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender or (C) an assignment at any time that an Event of Default shall have occurred and be continuing, the aggregate amount of the Commitments and Advances of such Lender assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $1,000,000;

(ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance and recording in the Register, an Assignment and Acceptance;

(iii) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Collateral Agent a $3,500 processing and recording fee; and

(iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Collateral Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Collateral Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Legal Requirements without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon such execution, delivery, acceptance and recording thereof by the Collateral Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 2.10, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Collateral Agent, acting solely for this purpose as an agent of the Borrowers for tax purposes, shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Collateral Agent, the Issuing Bank, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Collateral Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Collateral Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such

Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 2.08, 2.10, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.10 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.10 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Collateral Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Collateral Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.07 Confidentiality. Each of the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrowers hereby acknowledge that (a) the Collateral Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Collateral Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform other than that which is designated “Public Investor.”

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09 Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Collateral Agent and each Lender, regardless of any investigation made by the Collateral Agent or any Lender or on their behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Legal Requirements (the “Maximum Rate”). If the Collateral Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Collateral Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirements, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12 The Platform. The Platform is provided “as is” and “as available.” the Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors in or omissions from the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Collateral Agent, or any of its Related Parties (collectively, the “Agent Parties”) in connection with the Borrower Materials or the platform. In no event shall the Parent or any of its Related Parties or any of the Agent Parties have any liability to any Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, however, that in no event shall any party hereto have any liability to any Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 10.13 Governing Law. This Agreement and each of the other Loan Documents, other than the Ship Mortgages, shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.14 Submission to Jurisdiction.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the state of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, each Loan Party, the Collateral Agent and each Lender consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. Each Loan Party, the Collateral Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. Each Loan Party, the Collateral Agent and each Lender waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(b) Each Loan Party has irrevocably appointed C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action in respect of this Agreement. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c) Nothing in this Section 10.14 shall affect the right of the Collateral Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Collateral Agent or any Lender to bring any action or proceeding against any Loan Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.15 Waiver of Jury. Each party to this Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

Section 10.16 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 10.17 Judgment Currency.

(a) The obligations of the Borrowers and the other Loan Parties hereunder and under the other Loan Documents to make payments in U.S. Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Collateral Agent or a Lender or the Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Collateral Agent, such Lender or the Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Collateral Agent or if the Collateral Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Collateral Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such Loan Party covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.18 USA Patriot Act Notice. Each Lender and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Collateral Agent, as applicable, to identify the Loan Parties in accordance with the Act. Each Loan Party shall, following a request by the Collateral Agent or any Lender, provide all documentation and other information that the Collateral Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19 Intercreditor Agreement. Each of the Loan Parties, the Collateral Agent the Issuing Bank and the Lenders (i) consents to and ratifies the execution by the Collateral Agent of the Intercreditor Agreement and any amendments or supplements expressly contemplated thereby, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iii) acknowledges that it has received a copy of the Intercreditor Agreement and that the exercise of certain of the Collateral Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL CONTROL.

[Signature pages follow.]

EXECUTED as of date first set forth above.

BORROWERS:

OFFSHORE GROUP INVESTMENT LIMITED

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DRILLING COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

GUARANTORS:

VANTAGE DRILLING COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

OFFSHORE GROUP INVESTMENT LIMITED

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE HOLDING HUNGARY KFT.

By:	/s/ Mark Howell
	Name:	Mark Howell
	Title:	Director

By:	/s/ Julia Varga
	Name:	Julia Varga
	Title:	Managing Director

VANTAGE INTERNATIONAL MANAGEMENT CO.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

VANTAGE DRILLING NETHERLANDS B.V.

By:	/s/ Linda Ibrahim
	Name:	Linda Ibrahim
	Title:	Managing Director A

By:	TMF Management B.V., Managing Director B

By:	/s/ T.J. Van Rijin
	Name:	T.J. Van Rijin

By:	/s/ J.M. van der Eerden
	Name:	J.M. van der Eerden

P2021 RIG CO.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

P2020 RIG CO.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DRILLER I CO

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

VANTAGE DRILLER II CO

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DRILLER III CO

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DRILLER IV CO.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

SAPPHIRE DRILLER COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

EMERALD DRILLER COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

VANTAGE HOLDINGS MALAYSIA I CO.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

By:	/s/ Ronald J. Nelson
	Name:	Ronald J. Nelson
	Title:	Director

VANTAGE DRILLING LABUAN I LTD.

By:	/s/ Ronald J. Nelson
	Name:	Ronald J. Nelson
	Title:	Director

DRAGONQUEST HOLDINGS COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

VANTAGE DRILLING POLAND – LUXEMBOURG BRANCH, as Grantor

By:	/s/ Ian Foulis
	Name:	Ian Foulis
	Title:	Branch Manager

VANTAGE HOLDINGS CYPRUS ODC LIMITED

By:	/s/ Mark Howell
	Name:	Mark Howell
	Title:	Director

VANTAGE DEEPWATER COMPANY

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

VANTAGE DEEPWATER DRILLING, INC.

By:	/s/ Douglas G. Smith
	Name:	Douglas G. Smith
	Title:	CFO and Treasurer

Signature Page to Credit Agreement

COLLATERAL AGENT:

ROYAL BANK OF CANADA, as Collateral Agent

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDERS:

ROYAL BANK OF CANADA

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Signature Page to Credit Agreement

ANNEX I

COMMITMENTS

Name of Lender	Commitment
Royal Bank of Canada	$25,000,000.00
Total	$25,000,000.00